                                                                    EXHIBIT 10.1







                            ASSET PURCHASE AGREEMENT


                           dated as of July 18, 1996,


                                    between


                          ROADMASTER INDUSTRIES, INC.,

                                                  Seller,

                                      and

                            ROADMASTER CORPORATION,

                                                  Seller Sub,

                                      and

                             BRUNSWICK CORPORATION,

                                                  Purchaser.



                       Purchase and Sale of Roadmaster's
                       Bicycle and Snow Products Business

                               TABLE OF CONTENTS


                                                                                                                      Page
                                                                                                                      ----

                                                             ARTICLE I

                                               Purchase and Sale of Acquired Assets
                                               ------------------------------------

         SECTION 1.1.  Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 1.2.  Acquired Assets and Excluded Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
         SECTION 1.3.  Assumption of Certain Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    11
         SECTION 1.4.  Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         SECTION 1.5.  Purchase Price Adjustment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         SECTION 1.6.  Prorations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         SECTION 1.7.  Receivables  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

                                                            ARTICLE II

                                                            The Closing
                                                            -----------
         SECTION 2.1.  Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 2.2.  Transactions To Be Effected at the Closing . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         SECTION 2.3.  Risk of Loss . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                                            ARTICLE III

                                                  Representations and Warranties
                                                  ------------------------------

         SECTION 3.1.  Representations and Warranties of Seller and Seller Sub  . . . . . . . . . . . . . . . . . . .  22
                 (a)  Organization, Standing and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
                 (b) Authority  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 (c)  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 (d)  Compliance with Applicable Laws; Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 (e)  Litigation; Decrees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (f)  Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 (g)  Title to Acquired Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28


                                                                                                                       -2-
                                                                                                                      Page
                                                                                                                      ----
                 (h)  Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 (i)  Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (j)  Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (k)  Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 (l)  Intellectual Property and Technology. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 (m)  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 (n)  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 (o)  Investments; Exclusively Conducted  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 (p)  Suppliers; Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 (q)  Sufficiency of Acquired Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (r)  Absence of Certain Changes or Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 (s)  Employees; Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (t)  Employee Benefits; Labor Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 (u)  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 (v)  No Other Agreements To Sell the Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 (w)  Material Misstatements or Omissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                 (x)  Product Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 (y)  Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 (z)  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 (aa)  State Takeover Statutes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 (bb)  Voting and Waiver Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 (cc)  Board Approval; Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 (dd)  Stockholder Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         SECTION 3.2.  Representations and Warranties of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 (a)  Organization, Standing and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 (b)  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53


                                                            ARTICLE IV

                                                             Covenants
                                                             ---------
         SECTION 4.1.  Covenants of Seller and Seller Sub Relating to Conduct
                           of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
         SECTION 4.2.  Consultation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         SECTION 4.3.  Frustration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         SECTION 4.4.  Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
         SECTION 4.5.  Legal Conditions to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         SECTION 4.6.  Third-Party Consents; Trade Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . .  62

                                                                                                                      -3-
                                                                                                                      Page
                                                                                                                      ----

         SECTION 4.7.  Offer of Employment; Employee Benefit Plans; Welfare . . . . . . . . . . . . . . . . . . . . .  64
                           Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
         SECTION 4.8.  Expenses and Fees; Property Relocation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         SECTION 4.9.  Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  70
         SECTION 4.10.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
         SECTION 4.11.  Agreement Not To Compete; Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . .  72
         SECTION 4.12.  Bulk Transfer Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
         SECTION 4.13.  Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
         SECTION 4.14.  Purchase Price Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  74
         SECTION 4.15.  Supplies; Names Following Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
         SECTION 4.16.  Enforcement of Confidentiality Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
         SECTION 4.17.  Post-Closing Financial and Other Information  . . . . . . . . . . . . . . . . . . . . . . . .  77
         SECTION 4.18.  No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
         SECTION 4.19.  Transfer of RLI Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         SECTION 4.20.  Lease . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
         SECTION 4.21.  Environmental Remediation and Escrow Agreement  . . . . . . . . . . . . . . . . . . . . . . .  82
         SECTION 4.22.  License . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
         SECTION 4.23.  Guarantee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
         SECTION 4.24.  Stockholder Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  83
         SECTION 4.25.  Completion of the Project . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  84
         SECTION 4.26.  Access to Leasehold Portion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  85
         SECTION 4.27.  Settlement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    86
         SECTION 4.28.  Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  86

                                                             ARTICLE V

                                                       Conditions Precedent
                                                       --------------------

         SECTION 5.1.  Conditions to Each Party's Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . .    87
         SECTION 5.2.  Conditions to Obligation of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
         SECTION 5.3.  Conditions to Obligation of Seller and Seller Sub  . . . . . . . . . . . . . . . . . . . . . .  91

                                                            ARTICLE VI

                                                 Termination, Amendment and Waiver
                                                 ---------------------------------

         SECTION 6.1.  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  92
         SECTION 6.2.  Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95


                                                            ARTICLE VII                                             -4-
                                                                                                                    Page
                                                          Indemnification                                           ----
                                                          ---------------



         SECTION 7.1.  Indemnification by Seller and Seller Sub . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
         SECTION 7.2.  Environmental Indemnification by Seller and
                          Seller Sub  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
         SECTION 7.3.  Indemnification by Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   102
         SECTION 7.4.  Losses Net of Insurance, Etc  . . . . .  . . . . . . . . . . . . . . . . . . . . . . . . . .   102
         SECTION 7.5.  Termination of Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   103
         SECTION 7.6.  Procedure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   103
         SECTION 7.7.  Other Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   106


                                                           ARTICLE VIII

                                                            Tax Matters
                                                            -----------
         SECTION 8.1.  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   107
         SECTION 8.2.  Taxable Periods  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   108
         SECTION 8.3.  FIRPTA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   108
         SECTION 8.4.  Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   108
         SECTION 8.5.  Preparation of W-2 Forms, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   108


                                                            ARTICLE IX

                                                        General Provisions
                                                        ------------------
         SECTION 9.1.  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
         SECTION 9.2.  Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
         SECTION 9.3.  Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 112
         SECTION 9.4.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
         SECTION 9.5.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
         SECTION 9.6.  Entire Agreement; No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . 113
         SECTION 9.7.  Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 114
         SECTION 9.8.  Publicity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 114
         SECTION 9.9.  Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 114

                                                                                                                      -5-
                                                                                                                      Page
                                                                                                                      ----
         SECTION 9.10.  Cumulative Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 115
         SECTION 9.11.  Right of Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 115
         SECTION 9.12.  Purchase Agreement Controls . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 116


 Exhibit A                              Procedures and Terms for Purchase Price
                                        Adjustment
 Exhibit B                              Form of Escrow Agreement
 Exhibit C                              Form of Lease
 Exhibit D                              Form of Smith, Gambrell & Russell Legal
                                        Opinion
 Exhibit E                              Form of Purchaser's General Counsel
                                        Legal Opinion

 Schedule 1.3(a)                        Promotional Obligations
 Schedule 3.1(c)                        Financial Statements
 Schedule 3.1(d)                        Permits
 Schedule 3.1(e)                        Litigation; Decrees
 Schedule 3.1(g)                        Title to Acquired Assets
 Schedule 3.1(h)-1                      Owned Property
 Schedule 3.1(h)-2                      Leased Property
 Schedule 3.1(j)                        Owned Personal Property
 Schedule 3.1(l)                        Intellectual Property and Technology
 Schedule 3.1(m)                        Insurance
 Schedule 3.1(n)                        Contracts
 Schedule 3.1(o)                        Investments
 Schedule 3.1(p)                        Suppliers; Customers
 Schedule 3.1(r)(iii)                   Changes
 Schedule 3.1(s)                        Employees; Officers
 Schedule 3.1(t)                        Benefit Plans
 Schedule 3.1(u)                        Environmental
 Schedule 3.1(v)                        Agreements To Sell Assets
 Schedule 3.1(x)                        Product Liability
 Schedule 3.1(y)                        Affiliate Transactions
 Schedule 3.1(z)                        Tax Matters
 Schedule 4.1(a)                        Ordinary Course Exceptions
 Schedule 4.15(b)                       Names
 Schedule 5.2(h)                        Material Required Consents

                        ASSET PURCHASE AGREEMENT dated as of July 18, 1996,
                     between ROADMASTER INDUSTRIES, INC., a Delaware corporation ("Seller"), and ROADMASTER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Seller ("Seller Sub"), and BRUNSWICK CORPORATION, a Delaware corporation ("Purchaser").

              WHEREAS Seller and Seller Sub are engaged in the sourcing, purchasing, manufacturing, marketing, sale and distribution of (i) bicycles and the accessories thereto and components thereof, including such bicycles as pedacycles, action riders, metal wagons, metal tricycles, scooters, sidewalk bikes and ride-ons and (ii) sleds and other snow-related products
(collectively, the "Business");

              WHEREAS Seller and Seller Sub wish to sell to Purchaser, and Purchaser wishes to purchase from Seller and Seller Sub, substantially all the assets used, intended to be used, held for use or useful in the Business, upon the terms and subject to the conditions of this Agreement; and

              WHEREAS Seller and Seller Sub intend to use the proceeds from the sale of the Business to retire certain indebtedness, to pay expenses incurred in connection therewith and in connection with the sale of the Business and to reinvest in Seller and Seller Sub's remaining businesses.



                 NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

                                   ARTICLE I
                      Purchase and Sale of Acquired Assets
                      ------------------------------------

                 SECTION 1.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined in Section 2.1) Seller and Seller Sub agree to sell, assign, transfer, convey and deliver ("Transfer") to Purchaser, and Purchaser agrees to purchase, all Seller's and Seller Sub's right, title and interest in, to and under the Acquired Assets (as defined in Section 1.2(a)).

                 SECTION 1.2. Acquired Assets and Excluded Assets. (a) The term "Acquired Assets" means all the business, properties, assets, goodwill and rights of Seller and Seller Sub of whatever kind and nature, real or personal, tangible or intangible, other than the Excluded Assets (as defined in Section 1.2(b)), owned, leased or licensed by Seller or Seller Sub on the Closing Date (as defined in Section 2.1) and used, intended to be used, held for use or useful in the Business, including:

         (i) all real property, leaseholds and other interests in real property of Seller or Seller Sub, including the items listed in Schedule 3.1(h) (unless otherwise designated so in such Schedule (the "Excluded Premises")), in each case together with Seller's and Seller Sub's right, title and interest in all buildings, improvements, fixtures and all other appurtenances thereto (except as otherwise so designated in such Schedule, the "Premises");

         (ii) all raw materials, work-in-process, finished goods, supplies, parts and other inventories ("Inventory") of Seller or Seller Sub, including Inventory located on the Premises or the Excluded Premises, in transit, on consignment or in the possession of any vendor where title to such Inventory is held by Seller or Seller Sub;

         (iii) all personal property and interests therein of Seller or Seller Sub, including machinery, furniture, office, communications, computer and other equipment, vehicles, spare and replacement parts and other tangible property, together with any additions thereto or replacements therefor made in the ordinary course of business ("Personal Property");

         (iv) all accounts, notes and other receivables ("Receivables") of Seller or Seller Sub arising out of the Business;

         (v) all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, trademarks, trademark registrations, servicemarks, common law marks, trade names, copyrights, computer software programs and data, licenses with respect to the foregoing and any other similar property, including the names identified on Schedule 4.15(b) and all variations thereof ("Intellectual Property"); provided, that, subject to Section 4.22, Intellectual Property shall not include any rights with respect to the "Flexible Flyer" trademark or trade name;

         (vi) all trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys, marketing know-how, applications, technical and other data, manufacturing documentations, product designs, shop-rights, plans, drawings and other technologies ("Technology");

         (v) all permits, licenses, consents, certificates, orders, franchises, approvals, registrations and authorizations by Governmental Entities and other Persons (each such term as defined in Section 3.1(b)) ("Permits");

         (viii) all Seller's and Seller Sub's rights and privileges under all contracts, leases, licenses, indentures, joint venture, environmental indemnity and other agreements, commitments, sales and purchase orders and all other legally binding arrangements, whether oral or written, formal or informal ("Contracts"), to which Seller or Seller Sub is a party or by which Seller or Seller Sub is bound that are listed in
                 Schedule 3.1(h)-l, 3.1(h)-2 or 3.1(n) (unless otherwise designated so in any such Schedule) and all other Contracts that relate to the Business that are not required to be listed in any such Schedule (all such Contracts, except as otherwise so designated in any such Schedule, collectively referred to as "Assumed Contracts");

         (ix) all partnership interests or any other equity interests in any partnership, joint venture, trust or other business association ("Investments") listed in Schedule 3.1(o) and all other Investments that relate to the Business acquired by Seller or Seller Sub after the date of this Agreement in the ordinary course of business;

         (x) all rights, claims, credits and causes of action to the extent relating to any of the Assumed Liabilities (as defined in Section 1.3(a)) or the Acquired Assets, including rights, claims, credits and causes of action under insurance policies relating thereto;

         (xi)    all prepaid expenses and all security deposits;

         (xii) all books, ledgers, records, files and papers, whether in hard copy or computer format, including books of account, general, financial, accounting and personnel records, invoices, lists of present and former customers and suppliers, sales and promotional literature, manuals, sales data, purchase correspondence and documentation and know-how developed or used for accounting, marketing, warehousing or any other purpose, other than the financial and tax records expressly specified in Section 1.2(b)(iv); and

         (xiii) all goodwill of Seller or Seller Sub relating to the Business or the other Acquired Assets.

                 (b)     The term "Excluded Assets" means:

                 (i)      all cash on hand or in banks and cash
                          equivalents owned by Seller or Seller Sub relating to the Business;

                 (ii) all rights of Seller or Seller Sub under this Agreement and the agreements, instruments and certificates delivered in connection with this Agreement;

                 (iii) all rights, claims and causes of action to the extent relating to any of the Excluded Liabilities (as defined in Section 1.3(b)) or the Excluded Assets, including rights, claims and causes of action under insurance policies relating thereto;

                 (iv) all financial and tax records relating to the Business that are part of Seller's general ledger, and supporting documents therefor;

                 (v) all properties, assets and rights of Seller or Seller Sub of whatever kind and nature, real or personal, tangible or intangible, designated as an Excluded Asset in any Schedule, including the Olney Site (as defined in Section 3.1(u)) and the other Excluded Premises; and

                 (vi) all shares of capital stock of Seller Sub held by Seller.

                 SECTION 1.3. Assumption of Certain Liabilities. (a) Upon the terms and subject to the conditions of this Agreement, at the Closing Purchaser agrees to assume, to pay, perform and discharge when due, and to indemnify Seller and Seller Sub and hold Seller and Seller Sub harmless from and after the Closing from (the obligations and liabilities identified in this Section 1.3 shall be referred to as the "Assumed Liabilities"):

                 (i) all current liabilities, including current accrued expenses, of Seller or Seller Sub included in Closing Net Working Capital (as defined in Exhibit A hereto);

                 (ii) all Taxes (as defined in Section 8.1) relating to or arising out of the Acquired Assets accruing under the principles of Section 8.2 during the Post-Closing Tax Period (as defined in Section 8.1);

                 (iii) all obligations and liabilities of Seller or Seller Sub under its (A) product warranties (but only to the extent that such obligations or liabilities are limited to repair, replacement or refund of the purchase price) for products of the Business sold or manufactured by or on behalf of Seller or Seller Sub on or prior to the Closing Date and (B) promotional obligations, including advertising allowances, guaranteed sales, freight allowances and volume discounts (but only to the extent that such promotional obligations are of the type listed on
                          Schedule 1.3(a)) and, in the case of obligations or liabilities under either clause (A) or (B), only to the extent of the applicable aggregate reserves (in the case of clause (A)) or liabilities (in the case of clause (B)) therefor included in Closing Net Working Capital; and

                 (iv) all obligations and liabilities of Seller or Seller Sub under the Assumed Contracts but only to the extent such obligations or liabilities (A) relate to the period from and after the Closing Date and arise from actions taken after the Closing Date or (B) are otherwise included in Section 1.3(a)(i) or (a)(v); and

                 (v) all obligations and liabilities of Seller or Seller Sub under the industrial revenue bonds issued by the City of Delavan (Wisconsin) and identified on
                          Schedule 3.1(n) (the "IRBs") but only to the extent such obligations or liabilities relate to the period from and after the Closing Date and only to the extent such IRBs can be assumed by Purchaser in accordance with their terms.

                 (b) The term "Excluded Liabilities" means any obligation or liability (other than as expressly assumed by Purchaser in Section 1.3(a) above) of Seller or Seller Sub or relating to or arising out of the Acquired Assets or the Business (or the assets of RLI identified in Section 4.19), of any nature whatsoever whether express or implied, fixed or contingent, known or unknown, and based on, arising out of, or resulting from, acts, omissions, facts, circumstances, events or conditions occurring or existing on or prior to the Closing Date, including:

                 (i) all obligations and liabilities (including environmental liabilities) relating to or arising out of any of the Excluded Assets;

                 (ii) all Taxes imposed upon Seller or Seller Sub or any present or former affiliate of Seller or Seller Sub for any taxable period (including Taxes relating to or arising out of the transactions contemplated by this Agreement), all Taxes relating to or arising out of the Excluded Assets for any taxable period, all Taxes relating to or arising out of any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice in effect with respect to Seller, Seller Sub or any present or former affiliate of Seller or Seller Sub and all Taxes relating to or arising out of the Acquired Assets accruing under the principles of Section 8.2 during the Pre-Closing Tax Period (as defined in Section 8.1) ("Excluded Taxes");

                 (iii)    all Transfer Taxes (as defined in Section 8.1);

                 (iv) all obligations and liabilities relating to or arising out of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, severance pay, disability benefits, death benefits, hospitalization, insurance or other similar plan or arrangement or understanding (whether or not legally binding) providing benefits to any present or former employee (or dependent or beneficiary thereof) of Seller or Seller Sub, including Employees (as defined in Section 3.1(s));

                 (v) all obligations and liabilities relating to or arising out of any claims made by Employees or former employees (or their dependents or beneficiaries) or labor organizations, unions or associations representing Employees or former employees for severance or other separation benefits with respect to the employment or the failure to offer employment to, the failure to promote, or the termination of employment of (including any claims under the Worker Adjustment and Retaining Notification Act, as amended ("WARN Act"), the Age Discrimination in Employment Act ("ADEA"), the Equal Employment Opportunity Act ("EEOA") or any other applicable law), any such Employee or former employee or which are based on, arising out of, or resulting from, acts, omissions, facts, circumstances, events or conditions occurring or existing on or prior to the Closing Date, including any such claims based upon the transactions contemplated hereby;

                 (vi) all obligations and liabilities (including any environmental liabilities) relating to or arising out of any Acquired Assets or the Business, with respect to any claim, cause of action, proceeding or other litigation pending or threatened on the Closing Date or which is initiated at any time thereafter and based on, arising out of, or resulting from, acts, omissions, facts, circumstances, events or conditions occurring or existing on or prior to the Closing Date;

                 (vii) all obligations and liabilities based on, arising out of, or resulting from, products sold or manufactured by or on behalf of Seller or Seller Sub on or prior to the Closing Date (including claims of negligence, personal injury, product damage, product liability, product warranties (except as specified in Section 1.3(a)(iii)), promotional obligations, strict liability, product recall or any other claims (including workers' compensation, employer's liability or otherwise)), whether such obligations or liabilities are based on, arising out of, or resulting from, accidents, injuries or losses occurring on or prior to or after the Closing Date; and

                 (viii) all intercompany obligations and liabilities of Seller, Seller Sub or the Business.

                 (c) Purchaser shall acquire the Acquired Assets (and the assets of RLI (as defined) identified in Section 4.19) free and clear of all Liens, other than Permitted Liens (each such term as defined in Section 3.1(g)), obligations and liabilities, except as expressly provided in Section 1.3(a). Each of Seller and Seller Sub jointly and severally agrees to pay, perform and discharge, and indemnify Purchaser against and hold Purchaser harmless from, all obligations and liabilities of Seller and Seller Sub based on, arising out of, or resulting from, the Acquired Assets (or such assets of RLI) except those which Purchaser has expressly agreed to assume pursuant to Section 1.3(a).

                 SECTION 1.4. Purchase Price. The purchase price for the Acquired Assets shall equal the sum of (i) $212,000,000 minus (ii) the outstanding principal amount of the IRBs on the Closing Date being assumed by Purchaser pursuant to Section 1.3(a)(v) (the "Purchase Price"), subject to adjustment as set forth in Section 1.5 and payable as set forth in Section 2.2(b), together with the assumption of the other Assumed Liabilities as provided in Section 1.3(a).

                 SECTION 1.5. Purchase Price Adjustment. (a) The Purchase Price shall be increased by the amount that Closing Net Working Capital exceeds $68,240,000 (the "Base Amount"), and the Purchase Price shall be decreased by the amount that Closing Net Working Capital is less than the Base Amount (the Purchase Price as so increased or decreased being herein referred to as the "Adjusted Purchase Price"). If the Closing Date Amount (as defined in Section 2.2(b)) is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Amount is more than the Adjusted Purchase Price, Seller shall, within 10 business days after the Closing Statement (as defined in Exhibit A hereto) becomes final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference (subject to adjustment for any payment made pursuant to the provisos below), together with simple interest thereon at the prime or base rate of The

Chase Manhattan Bank, announced from time to time, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of actual payment (the "Applicable Rate"); provided, that, if Seller would be required by this Section 1.5(a) to make a payment to Purchaser based upon the amounts shown on the Closing Statement prepared and delivered by Seller to Purchaser, then Seller shall make such payment to Purchaser within 10 business days after delivering the Closing Statement; provided, further, that, if Purchaser would be required by this Section 1.5(a) to make a payment to Seller based upon the amounts set forth in the Closing Statement that are not disputed by Purchaser in the Notice of Disagreement (as defined in Exhibit A hereto), then Purchaser shall make such payment to Seller within 10 business days after delivering the Notice of Disagreement.

                 (b) Closing Net Working Capital shall be determined according to the procedures and terms set forth in Exhibit A hereto.

                 SECTION 1.6. Prorations. The items listed below, to the extent not reflected in Closing Net Working Capital or covered by Section 8.2 ("Proration Items"), shall be apportioned between Seller and Seller Sub and Purchaser, with Seller and Seller Sub being fully responsible for all expenses, and entitled to all income, attributable to periods on or prior to the Closing Date, and Purchaser being responsible for all expenses, and entitled to all income, attributable to periods after the Closing Date:

                 (i) prepaid rent, tenant utility payments and all other percentage or additional rent, common area maintenance and sundry charges (including any HVAC charges) and commissions paid by tenants;

                 (ii) utility company charges, including electricity, gas, fuel, water and sewer charges;

                 (iii)    prepaid insurance premiums; and

                 (iv) other items typically apportioned in sale of assets transactions of the type contemplated by this Agreement.

         No less than 10 days prior to the Closing Date, the parties shall provide each other with a list of all Proration Items reasonably ascertainable at such time and all information necessary to determine the apportionment of such Proration Items between Seller and Seller Sub and Purchaser ("Proration Information"). To the extent practicable, any payments between the parties necessary with respect to such Proration Items shall be made as of the Closing Date. As soon as practicable after the Closing Date, the parties shall provide each other with a list of any other Proration Items and all related Proration Information. Payment for any Proration Items not made as of the Closing Date shall be made no later than 5 days after the parties shall agree upon the amount of such Proration Items, together with interest thereon from the Closing Date to the date of actual payment at the Applicable Rate.

                 SECTION 1.7. Receivables. Any payment received by Seller or Seller Sub (i) at any time following the Closing Date, (ii) from a customer or other debtor of the Business who also has been a customer or other debtor (an "Overlapping Customer") of

Seller's or Seller Sub's other businesses ("Other Seller Businesses") and
(iii) which is not designated as a payment of a particular invoice or invoices or as a security deposit or other prepayment, shall be applied pro rata to the Receivables and to any accounts, notes or other receivables of any Other Seller Business ("Other Seller Receivables") based on the aggregate amount of Receivables and the aggregate amount of Other Seller Receivables, respectively, then outstanding and due from such Overlapping Customer. Any payment received by Seller or Seller Sub on account of any Receivables (whether from an Overlapping Customer or otherwise) shall be held in trust by Seller or Seller Sub, as the case may be, for Purchaser. Seller or Seller Sub, as the case may be, shall account for and forward such payments to Purchaser no later than the first business day of the month immediately following the month in which such payments were received by Seller or Seller Sub. Seller, Seller Sub and Purchaser shall cooperate in good faith and exercise reasonable business judgement and discretion with respect to seeking the collection of amounts due from Overlapping Customers.

                                   ARTICLE II
                                  The Closing
                                  -----------

                 SECTION 2.1. Closing Date. The closing of the sale and transfer of the Acquired Assets (hereinafter referred to as the "Closing") shall take place at the offices of Cravath, Swaine & Moore, 825 8th Avenue, New York, New York, at 10:00 a.m. on the second business day following the satisfaction of the conditions set forth in
Article V, or at such other time, date and place as shall be fixed by agreement among the parties hereto (such date of the Closing being hereinafter referred to as the "Closing Date").

                 SECTION 2.2. Transactions To Be Effected at the Closing. At the Closing:

                 (a) Seller and Seller Sub shall deliver to Purchaser (i) such appropriately executed deeds, bills of sale, assignments and other instruments of transfer relating to the Acquired Assets in form and substance reasonably satisfactory to Purchaser and its counsel; and
         (ii) such other documents as Purchaser or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement; and

                 (b) Purchaser shall deliver to Seller and Seller Sub (i) by wire transfer to an account designated in writing by Seller, by notice to Purchaser, on or prior to the Closing Date, immediately available funds in an amount equal to the Purchase Price, less (1) an estimate prepared by Seller in good faith and delivered to Purchaser at least two business days prior to the Closing Date of any decrease to the Purchase Price pursuant to the adjustment set forth in Section
         1.5 (the Purchase Price, less any such estimate, being herein referred to as the "Closing Date Amount"), and (2) $10,000,000 which shall be deposited by like means into the escrow account identified in the escrow agreement attached as Exhibit B hereto (the "Escrow Agreement") to be executed and delivered at the Closing by and among Seller, Seller

         Sub, Purchaser and The Chase Manhattan Bank, as escrow agent (the "Escrow Agent"); (ii) such appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed Liabilities in form and substance reasonably satisfactory to Seller and its counsel; and (iii) such other documents as Seller or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the agreements set forth in this Agreement.

                 SECTION 2.3. Risk of Loss. Until the Closing, any loss of or damage to the Acquired Assets from fire, casualty or any other occurrence shall be the sole responsibility of Seller or Seller Sub, as applicable.


                                  ARTICLE III
                         Representations and Warranties
                         ------------------------------

                 SECTION 3.1. Representations and Warranties of Seller and Seller Sub. Each of Seller and Seller Sub hereby jointly and severally represents and warrants to Purchaser as follows:

                 (a) Organization, Standing and Power. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all material governmental licenses, authorizations, permits, consents and approvals required to own the Acquired Assets owned by it and to carry on the

Business. Seller has heretofore delivered to Purchaser true and complete copies of the respective certificates of incorporation and By-laws or other constitutional documents of Seller and Seller Sub, in each case as amended through the date of this Agreement. It is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the Acquired Assets or the nature of the Business make such qualification necessary to carry on the Business, except where the failure to so qualify does not have, or is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (as defined in Section 5.2(g)). Neither Seller nor Seller Sub has any subsidiaries that are or have been engaged in the Business, other than in the case of Seller, Seller Sub, a wholly owned subsidiary of Seller; International Sports and Fitness, Inc., a Delaware corporation and a wholly owned subsidiary of Seller ("ISF"); and Roadmaster Leisure, Inc., a Canadian corporation and a wholly owned subsidiary of ISF ("RLI").

         (b) Authority. It has all corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part and do not require the approval of the stockholders of Seller. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms. The execution and delivery of this Agreement by it do not, and the consummation by it of the transactions contemplated hereby and the compliance with the terms hereof will not, (i) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to it, any of its affiliates or any of its property, (ii) conflict with any provision of its certificate of incorporation or By-laws, (iii) conflict with, or result in the breach of, or give rise to any right of termination, cancellation or acceleration of any right or obligation or to a loss of any benefit under, or constitute a default under or violation of (whether with notice or lapse of time or both), or result in the creation of any Lien upon any of Purchaser's assets pursuant to, or require that Purchaser assume any obligations or liabilities (other than Assumed Liabilities) under, any Contract to which it is a party or by which it or any of its property is bound (including the indenture dated as of July 15, 1993, with respect to Seller's 8% Convertible Subordinated Debentures Due 2003 (the "Debenture Indenture")) or (iv) require any consent, approval, order or authorization of, or the registration, declaration or filing with, any court, administrative agency or commission or other governmental or regulatory authority, body or instrumentality, domestic or foreign (a "Governmental Entity") or any individual, corporation, partnership, joint venture, trust, business association or other entity (a "Person", which term shall include a Governmental Entity), except (A) for the filing of a premerger notification report by Seller under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (B) for compliance with and filings under Section 13(a) and, in connection with obtaining the waivers referred to in clause (D) below,
Section 13(e) of the Securities Exchange Act of 1934 (the "Exchange Act"), (C) as set forth on Schedule 3.1(n), (D) for the waiver, by holders (the

"Noteholders") of not less than a majority in aggregate principal amount of Seller's then outstanding 11 3/4% Senior Subordinated Notes Due 2002 (the "Notes") of compliance by Seller and Seller Sub in consummating the transactions contemplated by this Agreement with Section 5.1 of the Indenture dated as of December 15, 1993 (the " Indenture"; such waiver being referred to herein as the "Noteholder Waiver") and (E) for the consent (the "Credit Agreement Consent") to the consummation of the transactions contemplated by this Agreement by the Majority Lenders under Seller's Credit Agreement identified on Schedule 3.1(g) (the "Credit Agreement"). For purposes of this Agreement, the phrases "transactions contemplated hereby" and "transactions contemplated by this Agreement" shall be deemed to include the execution and delivery of, and consummation of the transactions contemplated by, each of the Lease (as defined in Section 4.20), the Escrow Agreement, the License (as defined in Section 4.22) and the Stockholder Agreement (as defined in Section 4.24).

                 (c) Financial Statements. Schedule 3.1(c) sets forth the (i) unaudited balance sheet and income statement of the Business as of and for the year-to-date period ended March 31, 1996 (the "First Quarter Financial Statements"), (ii) the unaudited balance sheet and income statement of the Business as of and for the year ended December 31, 1995 (the "Year-End Financial Statements", and, together with the First Quarter Financial Statements, the "Financial Statements") and (iii) the accounting assumptions and conventions employed in the preparation of the Financial Statements. Each of the First Quarter Financial Statements and the Year-End Financial Statements
(i) has been prepared from the books and records of

Seller and Seller Sub relating to the Business in accordance with generally accepted accounting principles consistently applied (except, in each case, as to certain of the assumptions and accounting conventions employed in the preparation of the Financial Statements and set forth in Schedule 3.1(c) which may not be in accord with generally accepted accounting principles) throughout the periods covered thereby, (ii) fairly present the financial condition and results of operations of the Business as of and for the dates and periods indicated, (iii) do not contain any material items of special or nonrecurring income or any other income not earned in the ordinary course of business except as otherwise expressly stated therein and (iv) expressly state therein all material assumptions upon which such Financial Statements are based.

                 (d) Compliance with Applicable Laws; Permits. (i) Each of Seller and Seller Sub has complied in all material respects with all material laws, regulations, rules and orders of all Governmental Entities applicable to it which relate to the Acquired Assets. Neither Seller nor Seller Sub has received any written notice of any asserted violation in any material respect of any such laws, regulations, rules or orders which relate to the Acquired Assets. Neither Seller nor Seller Sub has received any written notice that any investigation or review by any Governmental Entity with respect to any of the Acquired Assets or the Business is pending or that any such investigation or review is contemplated. Neither this paragraph (d)(i) nor paragraph (d)(ii) relates to Environmental Laws (as defined in Section 3.1(u)), as to which
Section 3.1(u) is applicable.

                 (ii) Seller or Seller Sub possesses or has applied for all material Permits to own or hold under lease and operate the Acquired Assets and to conduct the Business. Neither Seller nor Seller Sub has received notice of any proceedings relating to the revocation or modification of any Permit which, individually or in the aggregate, would have, or would be reasonably likely to have, a Material Adverse Effect. The Permits are identified in Schedule 3.1(d). Each of Seller and Seller Sub is operating in all material respects in compliance with the provisions, terms and conditions of the Permits.

                 (e) Litigation; Decrees. Except as set forth in Schedule 3.1(e), there is no suit, claim, action, investigation, inquiry or proceeding pending against or affecting Seller or Seller Sub relating to the Acquired Assets. To the best knowledge of Seller and Seller Sub, there is no suit, claim, action, investigation, inquiry or proceeding threatened against Seller or Seller Sub relating to the Acquired Assets which if adversely determined would have a material adverse effect on the Business, including its financial condition. Neither Seller nor Seller Sub is in default under any judgment, order, injunction, rule or decree of any Governmental Entity or arbitrator relating to the Acquired Assets.

                 (f) Undisclosed Liabilities. There are no material liabilities or obligations of any nature or kind (absolute, accrued, contingent or otherwise) except (i) as set forth or reflected in the Financial Statements (or described in the notes thereto), (ii) as disclosed in the Schedules hereto,
(iii) for liabilities incurred in the ordinary course of business since the date of the Year-End Financial Statements and (iv) for Excluded Liabilities.

                 (g) Title to Acquired Assets. Either Seller or Seller Sub has good, valid and marketable title to all the Acquired Assets free and clear of all mortgages, claims, charges, liens, security interests, easements, rights of way, pledges, rights of first refusal, restrictions, imperfections of title or other encumbrances of any nature whatsoever ("Liens"), except for (i) Liens set forth on Schedule 3.1(g), (ii) mechanics', carriers', workmen's, repairmen's and other like Liens arising or incurred in the ordinary course of business, (iii) Liens for taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty, (iv) imperfections of title and other encumbrances that, individually or in the aggregate, are insignificant in character and amount and do not, except in immaterial respects, detract from, or interfere with the use, value or operation of, the Acquired Assets and (v) Liens arising under the Credit Agreement (the Liens described in clauses (i) (but only with respect to the IRBs), (ii), (iii) and (iv) being herein referred to as "Permitted Liens"). This paragraph (g) does not relate to real property, interests in real property or leasehold interests (except that the defined term "Permitted Liens" shall be applicable to paragraph (h) of this Section 3.1 to the extent provided therein). The Acquired Assets are in good operating condition and repair, ordinary wear and tear excepted, are usable in the ordinary course of business and conform in all material respects to all applicable statutes, ordinances and regulations relating to their use and operation.

                 (h) Real Property. Schedule 3.1(h)-l sets forth a complete list of all real property and interests in real property owned in fee by Seller or Seller Sub and related to the operations of the Business (individually, an "Owned Property"). Schedule 3.1(h)-2 sets forth a complete list (by address and with a brief description of the use made thereof) of all real property and interests in real property leased by Seller or Seller Sub and related to the operations of the Business, whether capitalized or operating (individually, a "Leased Property"), together with a brief description of the leases, subleases and other occupancy and similar agreements (each a "Lease") covering or affecting all or any portion of such Leased Properties. Either Seller or Seller Sub has good and marketable fee title, insurable at standard rates and without material qualification, to all Owned Property free and clear of all Liens other than (A) Permitted Liens,
(B) recorded easements, covenants, rights-of-way and other similar restrictions, (C) zoning, building and other similar restrictions of record and
(D) Liens arising under the Credit Agreement, none of which such items set forth in clauses (A) through (C) above, individually or in the aggregate, could reasonably be expected to impair or diminish, except in immaterial respects, the continued use and operation and the value of the Owned Property in the business of Seller or Seller Sub, as presently conducted. Either Seller or Seller Sub is the lessee of all the Leased Property and is in possession of the premises purported to be leased under the related Lease, and each Lease is valid and in full force and effect without any material default thereunder by Seller or Seller Sub, as applicable, or, to Seller's and Seller Sub's knowledge, by the lessor.

                 (i) Inventories. All Inventory (which, for purposes of clauses (A) and (B) only, shall be deemed to include the Inventory of RLI identified in Section 4.19) included in the Acquired Assets are (A) free of any material defect or deficiency, (B) in good, usable and currently marketable condition in the ordinary course of business consistent with past practice (subject, in the case of raw materials and work-in-process, to the completion of the production process) and (C) properly stated on the Financial Statements at the lesser of cost or fair market value, with adequate obsolescence reserves, all as determined in accordance with generally accepted accounting principles.

                 (j) Personal Property. Schedule 3.1(j) sets forth a brief description of each item of owned Personal Property having a cost in excess of $10,000, indicating, in each case, the purchase price thereof, the year of purchase and the accumulated book depreciation. Each such item of Personal Property is in good working order, is free from any material defects and has been well maintained, and no repairs, replacements or regularly scheduled maintenance relating to such items have been deferred.

                 (k) Receivables. All Receivables included in the Acquired Assets (i) represent actual indebtedness incurred by the applicable account debtors, (ii) are good and collectible in the ordinary course of business of Seller or Seller Sub, less any reserves for doubtful accounts reflected on (A) the Financial Statements or (B) in the case of currently existing Receivables arising since the date of the Year-End Financial Statements, on Seller's or Seller Sub's current books and records, (iii) have arisen in the ordinary course of business and (iv) will not be subject on the Closing Date to any prior Lien of any nature whatsoever.

                 (l) Intellectual Property and Technology. Schedule 3.1(l) sets forth a true and complete list of all Intellectual Property and Technology of the Business and, to the extent and as of the dates indicated on such Schedule, such Intellectual Property has been duly registered in, applications have been filed in, or patents or certificates of registration have been issued by, the United States Copyright Office or the United States Patent and Trademark Office, the appropriate offices in the various states of the United States and the appropriate offices of such other jurisdictions (foreign or domestic). Except as set forth on Schedule 3.1(l), all such registrations, applications, patents and certificates are currently in effect. Except as set forth on Schedule 3.1(l), either Seller or Seller Sub is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property and has received no written notice from any other Person pertaining to or challenging the right of Seller or Seller Sub, as applicable, to use any of the Intellectual Property or any rights thereunder. The current use of the Intellectual Property in the operations of the Business does not, to the knowledge of Seller and Seller Sub, conflict with, infringe upon or violate any intellectual property rights, including any patent, copyright, trademark or trade name, of any other Person. Except as set forth on Schedule 3.1(l), neither Seller nor Seller Sub has granted any licenses or other rights, and neither Seller nor Seller Sub has any obligation to grant licenses or other rights to any of the Intellectual Property or Technology, to any other Person. Seller and Seller Sub have taken all reasonable and prudent steps to protect the Intellectual Property and Technology from infringement by any other Person. Neither Seller nor Seller Sub has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property or Technology. There have not been and are not pending, or to Seller's and Seller Sub's knowledge, threatened, any suits, claims, actions or proceedings involving Seller or Seller Sub concerning the infringement or misappropriation of any intellectual property rights of any other Person or otherwise concerning Seller's or Seller Sub's ownership interest in any of the Intellectual Property. There are no interferences or other contested proceedings, either pending or, to the knowledge of Seller and Seller Sub, threatened, in the United States Copyright Office, the United States Patent and Trademark Office or any Federal, state or local court or before any other Governmental Entity, relating to any pending application with respect to any of the Intellectual Property. The consummation of the transactions contemplated by this Agreement will not alter, impair or modify Seller's or Seller Sub's rights or obligations with respect to the Intellectual Property or the Technology.

                 (m) Insurance. All the material properties and businesses constituting any part of the Acquired Assets are insured for Seller's or Seller Sub's benefit, as applicable, and will be so insured through the Closing, in amounts and against risks consistent with past practice. Schedule 3.1(m) contains a list of all insurance policies (specifying (i) the insurer, (ii) the amount of the coverage, (iii) the type of insurance, (iv) the policy number and
(v) any currently pending claims thereunder or any claims asserted thereunder or under similar policies since the date that is two years prior to the date of this Agreement) currently maintained by or on behalf of Seller or Seller Sub on the Acquired Assets. All such policies are (and pending the Closing will continue to be) in full force and effect, and neither Seller nor Seller Sub is in default in any material respect with respect to any provision contained in any such insurance policy, nor has Seller or Seller Sub, to the best of their knowledge, failed to give any notice or present any claim thereunder with respect to the Acquired Assets in due and timely fashion. Except as set forth on Schedule 3.1(m), neither Seller nor Seller Sub self-insures or has self- insured any risks with respect to the Acquired Assets.

                 In the two years preceding the date of this Agreement neither Seller nor Seller Sub has been denied any insurance or indemnity bond coverage which it has requested with respect to the Acquired Assets or received written notice from or on behalf of any insurance carrier presently providing insurance relating to the Acquired Assets that (i) insurance rates have been or may or will be substantially increased, (ii) there has been or will be no renewal of such policies or (iii) material alterations to any of the properties or business operations of Seller or Seller Sub are or will be necessary or required by such carrier.
                 (n) Contracts. (i) Except for Contracts listed on Schedule 3.1(h)-l, 3.1(h)-2 or 3.1(n), and except for Contracts relating exclusively to the Excluded Assets, neither Seller nor Seller Sub is a party to or bound by any Contract affecting the Acquired Assets or the Assumed Liabilities which is a:

                 (1) Contract for the employment of any Person or any consulting agreement with any Person;

                 (2) Contract with any labor organization, union or association;

                 (3) Contract with any stockholder, director, officer, subsidiary or other affiliate (including RLI) of Seller or Seller Sub;

                 (4) indenture, note, loan or credit agreement, letter of credit or other Contract relating to the borrowing of money by Seller or Seller Sub or to the direct or indirect guarantee or assumption by Seller or Seller Sub of the obligation of any other Person, including any arrangement which has the economic effect although not the legal form of a guarantee;

                 (5) power of attorney (other than powers of attorney given in the ordinary course of business with respect to routine tax and securities matters) or other agency agreement;

                 (6) Contract not made in the ordinary course of business;

                 (7) covenant not to compete or confidentiality agreement;

                 (8) lease, sublease, occupancy or similar agreement under which (A) Seller or Seller Sub is a lessee of, or holds or uses, any real property owned by any other Person or (B) Seller or Seller Sub is a lessor of, or makes available for use by any other Person, any real property owned or held as lessee by Seller or Seller Sub;

                 (9) lease, sublease, occupancy or similar agreement under which (A) Seller or Seller Sub is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any other Person having a fair market value in excess of $10,000 or (B) Seller or Seller Sub is a lessor of, or makes available for use by any other Person, any Personal Property owned (including ownership for tax purposes) by Seller or Seller Sub having a fair market value in excess of $10,000;

                 (10) Contract (including vendor supply contracts and customer "blanket" purchase orders) involving payment by Seller or Seller Sub of more than $50,000 or extending for a term more than 30 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 30 days' notice);

                 (11) Contract (including vendor supply contracts and "blanket" sales orders) involving the obligation of Seller or Seller Sub to deliver products or services for payment of more than $50,000 or extending for a term more than 30 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 30 days' notice);

                 (12) Contract for the sale of any of the Acquired Assets (other than Inventory sales in the ordinary course of business) or the grant of any rights to purchase any of the Acquired Assets (including any right of first negotiation or first refusal) or requiring the consent of any party to the transfer thereof;

                 (13) mortgage, pledge, security agreement, deed of trust, financing statement or other document granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

                 (14) Contract with, or license or Permit by or from, any Governmental Entity;

                 (15) foreign currency exchange or similar Contract;

                 (16) Contract for any joint venture, partnership or similar arrangement;

                 (17) Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving the payment or receipt of in excess of $5,000 by Seller or Seller Sub;

                 (18) Contract providing for the provision of advertising services and involving the payment or receipt of in excess of $15,000 by Seller or Seller Sub;

                 (19) Contract relating to the ownership, use or licensing of any Intellectual Property or Technology;

                 (20) Contract (other than purchase orders) with one or more of the 10 largest customers of products and services of the Business; or

                 (21) Contract other than as set forth above to which Seller or Seller Sub is a party or by which it or any of its assets or businesses is bound or subject to that is material to the Business or the use or operation of the Acquired Assets.

Subject to the last sentence of this paragraph (n) and except as disclosed in Schedule 3.1(h)-l, 3.1(h)-2 or 3.1(n), each Contract listed in such Schedules is a valid and binding obligation of each of Seller and Seller Sub, to the extent named as parties thereto or bound thereby, and, to the best of Seller's and Seller Sub's knowledge, each of the other parties thereto, enforceable in accordance with its terms and in full force and effect. Except as disclosed in such Schedules, none of Seller, Seller Sub or, to the best of Seller's and Seller Sub's

                                                                            -37-
knowledge, any other party to any such Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect under any Contract listed in such Schedules. Neither Seller nor Seller Sub has, except as disclosed in such Schedules, received any notice of the intention of any party to terminate any such Contract. Complete and correct copies of all Contracts referred to in such Schedules, together with all modifications and amendments thereto, have been delivered or made available to Purchaser.

                 (ii) Schedule 3.1(n) lists each Contract (other than the Indenture and the Credit Agreement) with respect to which the consent of the other party or parties thereto must be obtained by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof (each, a "Required Consent").

                 (o)  Investments; Exclusively Conducted.

                 (i) Schedule 3.1(o) is a list of all Investments (other than Investments that are Excluded Assets) owned by Seller or Seller Sub on the date of this Agreement relating to the Business.

                 (ii) The Business is conducted exclusively and solely by Seller and Seller Sub and not by any of Seller's other affiliates (other than with respect to certain assets of RLI which, pursuant to Section 4.19, shall be transferred to Purchaser or a subsidiary thereof), and no assets or properties (other than such assets of RLI) relating to the Acquired Assets or the Business are owned or leased by any such affiliates.

                 (p) Suppliers; Customers. Schedule 3.1(p) contains a true and complete list of the names and addresses of the 15 largest suppliers (indicating dollar volume and percentage of product purchases for each) of products and services to the Business and the 25 largest customers (indicating dollar volume and percentage of sales for each) of products and services of the Business, in each case for the 12 months ended December 31, 1995, and the six months ended June 30, 1996, indicating the existing contractual arrangements for continued supply from or to each such Person. Except as set forth in
Schedule 3.1(p), neither Seller nor Seller Sub has received any notice of, and knows of no reasonable basis for, any development which threatens to affect adversely its arrangements with such customers and suppliers.

                 (q) Sufficiency of Acquired Assets. The Acquired Assets comprise all the assets used, held for use, intended to be used or useful in connection with the Business that are necessary for the conduct of the Business in the same manner as currently conducted (except for the Excluded Assets specified in Sections 1.2(b)(i), (iv) and (v) and certain assets of RLI which, pursuant to Section 4.19, shall be transferred to Purchaser or a subsidiary thereof).

                 (r) Absence of Certain Changes or Events. Except as set forth in the Schedules hereto, since the date of the Year-End Financial
Statements:

                 (i) there has been no change which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect;

                 (ii) there has not been any material damage or destruction to, or any sale or other disposition of, any of the Acquired Assets, except for sale of Inventory in the ordinary course of business;

                 (iii) there has not been any increase in, or commitment to increase, the compensation paid or payable to employees of the Business;

                 (iv) there has not been any amendment or termination, or proposed or threatened amendment or termination, of any Contract or Permit;

                 (v) Seller and Seller Sub have operated the Business in the ordinary course of business so as to preserve the Business intact, to keep available to the Business the services of its officers and employees and to preserve the relationship and goodwill of the Business with its suppliers, customers, distributors, creditors, lenders and others having business or financial dealings with it; and

                 (vi) none of Seller, Seller Sub or their respective affiliates has directly or indirectly taken or agreed to take any action that it would not be permitted to take pursuant to Section 4.1.

                 (s) Employees; Officers. Schedule 3.1(s) lists the name and address of each active and inactive employee, each officer and each consultant of the Business (each, an "Employee") as of June 30, 1996, together with each such person's current annual salary and bonus, a description of bonus or benefit plans applicable to each such person and, in the case of any such person that was paid by the Business in excess of $25,000 for the period from

July 1, 1995, through June 30, 1996, such person's current job title or relationship to the Business.

                 (t) Employee Benefits; Labor Matters. (i) Schedule 3.1(t) contains a list of each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (a "Pension Plan"), "employee welfare benefit plan" (as defined in
Section 3(1) of ERISA) (a "Welfare Plan") and each other material plan, arrangement or policy relating to stock options, stock purchases, compensation, deferred compensation, severance or termination, fringe benefits or other employee benefits, in each case currently maintained or contributed to by Seller, Seller Sub or their respective affiliates (whether or not legally binding) on behalf of active employees of the Business who are employed in the United States and each employee benefit plan maintained or contributed to by Seller, Seller Sub or their respective affiliates outside the United States on behalf of active foreign employees of the Business who are employed outside the United States (all the foregoing being herein called "Benefit Plan's"). Seller has furnished to Purchaser copies of (1) each Benefit Plan, (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan, (3) the most recent summary plan description (or similar document) for each Benefit Plan and (4) all insurance policies and other funding or financing agreements and material service agreements relating to the Benefit Plans.

                 (ii) There are no investigations by any Governmental Entity, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability to Purchaser.

                 (iii) All contributions to Benefit Plans that are Pension Plans (hereinafter "Business Pension Plans") that were required to be made in accordance with Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "Code"), have been timely made, no Business Pension Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code, and no Business Pension Plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of its most recent plan year. Except as set forth in Schedule 3.1(t), none of the Business Pension Plans are "multiemployer plans" within the meaning of 3(31) of ERISA.

                 (iv) As of the most recent valuation date for each Business Pension Plan covering Transferred Employees (as defined in Section 4.7(a)) that is a "defined benefit plan" (as defined in Section 3(35) of ERISA (hereinafter a "Defined Benefit Plan")), there was not any amount of "unfunded benefit liabilities" (as defined in Section 4001(a)(18) of ERISA) under such Defined Benefit Plan and neither Seller nor Seller Sub is aware of any facts or circumstances that would materially change the funded status of any such Defined Benefit Plan. Seller has furnished to Purchaser the most recent actuarial report or valuation with respect to each Defined Benefit Plan. The information supplied to the plan actuary by Seller or any subsidiary of Seller for use in preparing those reports or valuations was true, complete and accurate in all material respects and neither Seller nor Seller Sub has any reason to believe that the conclusions expressed in those reports or valuations are incorrect.

                 (v) All the Benefit Plans, as adopted or as they may have been amended, comply in all material respects with currently applicable provisions of the Code and ERISA and other applicable laws and have been administered in accordance with its terms. Seller has furnished to Purchaser a copy of the most recent determination letter received with respect to each Business Pension Plan for which such a letter has been issued.

                 (vi) With respect to any Business Pension Plan subject to Title IV of ERISA, no event has occurred, or is reasonably expected to occur as a result of the transactions contemplated by this Agreement, which will result in any material liability to any such plan or to the Pension Benefit Guaranty Corporation, other than for the payment of contributions or premiums, all of which have been paid when due. Seller has furnished to Purchaser the most recent actuarial report or valuation with respect to each Business Pension Plan that is a "defined benefit plan" (as defined in Section 3(35) of ERISA).

                 (vii) Each of Seller and Seller Sub complies in all material respects with the applicable requirements of Section 4980B(f) of the Code with respect to each Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code).

                 (viii) No Benefit Plan disclosed in Schedule 3.1(t) which is a Welfare Plan provides for post-retirement medical or dental benefits to Employees or their dependents who are participants or beneficiaries thereunder.

                 (ix) No Employee will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Benefit Plan as a result of the transactions contemplated by this Agreement.
                 (x) Except as set forth in Schedule 3.1(t), neither Seller nor Seller Sub is a party to or is otherwise bound by any contract, agreement or collective bargaining agreement with any labor organization, union or association or other commitment respecting employment or compensation of any of the Employees, and no Employees are represented by any labor organization, union or association. There is no existing or, to Seller's or Seller Sub's knowledge, threatened labor disturbance by Employees.

                 (u)  Environmental Matters.  (i)  Except as disclosed in
Schedule 3.1(u) and except for activities and operations by Persons unrelated to Seller or Seller Sub, the existence of which Seller and Seller Sub, to the best of their knowledge, are unaware, all properties or facilities (including the Olney Site (as defined in subparagraph (xiii) below)) leased, owned, used or operated by Seller, Seller Sub or any predecessor in interest in the Business ("Business Sites") have been, and continue to be, leased, owned, used or operated in compliance in all respects with all applicable Federal, state, local and foreign laws, statutes, regulations, rules, binding guidelines, ordinances, decrees or orders relating to Hazardous

Substances (as defined below), environmental contamination or pollution, the protection of natural resources or employee health or safety, as enacted, amended or reauthorized or promulgated, including common law ("Environmental Laws"). "Hazardous Substances" shall have the meaning assigned to it in Sec. 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), and shall include petroleum, its by-products or fractions, asbestos and asbestos containing materials, polychlorinated biphenyls and radioactive materials.

                 (ii) Except as disclosed in Schedule 3.1(u), Seller or Seller Sub holds and is in substantial compliance with all environmental permits, licenses, consents, certificates, orders, franchises, approvals, registrations and authorizations ("Environmental Permits") required for the conduct of the Business under all Environmental Laws, all such Environmental Permits are currently in effect, and all such Environmental Permits are freely transferable under the transactions contemplated by this Agreement.

                 (iii) Each of Seller and Seller Sub has made timely applications for renewals for all Environmental Permits that are scheduled to expire by December 31, 1996, except for such Environmental Permits for which, by their terms or by operation of law, application for renewal need not be made more than 90 days before their expiration. A complete list of Seller's and Seller Sub's Environmental Permits and applications for renewal is set forth in
Schedule 3.1(u).

                 (iv) Except as disclosed in Schedule 3.1(u), no notice, citation, summons, order or consent decree has been issued, no complaint has been filed, no penalty has been assessed, and, to the best of Seller's and Seller Sub's knowledge, no investigation or review is pending or has been threatened by any Governmental Entity or other Person with respect to (a) any alleged violation of any Environmental Law by Seller or Seller Sub in the conduct of the Business, (b) any alleged failure by Seller or Seller Sub in the conduct of the Business to have or to comply with any required Environmental Permit or (c) any alleged violation of any Environmental Law concerning the generation, use, possession, treatment, storage, recycling, transportation or disposal of any Hazardous Substance by Seller or Seller Sub in the conduct of the Business.

                 (v) Except as disclosed in Schedule 3.1(u), neither Seller nor Seller Sub has received any request for information, notice of claim, demand or notification that it is or may be potentially responsible under any Environmental Law with respect to any investigation or cleanup of any threatened or actual Release (as defined below) of any Hazardous Substance. "Release" shall have the meaning assigned to it in Section 101(22) of CERCLA.

                 (vi)     With respect to the Business or the Business Sites,
Schedule 3.1(u) identifies (a) all environmental audits, assessments or occupational health studies known to Seller or Seller Sub undertaken by, or at the direction of, any Governmental Entity, Seller or Seller Sub or any predecessor in interest; (b) the results of the most recent analyses of water

(including groundwater analyses), soil, air or asbestos samples where noncompliance or contamination is indicated; (c) the most recent inspection of each operating facility of the Business by any Governmental Entity provided to Seller or Seller Sub by such Governmental Entity; (d) written communications with all Governmental Entities relating to issues of noncompliance or contamination; and (e) any claim or complaint concerning environmental matters.
                 (vii) Except as disclosed in Schedule 3.1(u), each of Seller and Seller Sub has reported, or has reason to believe that a responsible party has reported, promptly to appropriate Governmental Entities each unauthorized Release of any Hazardous Substance at or on, or in any manner affecting, any current or former Business Site where such report was required by law. Each such reported unauthorized Release of any Hazardous Substance is also disclosed in Schedule 3.1(u).
                 (viii) Except as disclosed in Schedule 3.1(u), neither Seller, Seller Sub nor, to the best of Seller's or Seller Sub's knowledge, any predecessor in interest, has stored, disposed, treated, or arranged for the storage, disposal or treatment of, any Hazardous Substance at a site or location, or has leased, owned, used or operated a site or location, which, pursuant to CERCLA or other similar state law: (a) has been placed on the National Priorities List or its state equivalent; (b) has been placed on the Comprehensive Environmental Response, Compensation, and Liability Information System list or any state equivalent; (c) is subject to a claim, administrative order or other demand, either to take

"removal", "remedial" or "corrective" action, as those terms are defined under any Environmental Law, or to reimburse any Person who has taken "removal", "remedial" or "corrective" action in connection with such site; or (d) has been the subject of notification of activities relating to Hazardous Substances.
                 (ix) There are no environmental liens on any Business Sites, and, to the best of Seller's and Seller Sub's knowledge, no governmental actions have been taken or are in process or pending which would subject any Business Sites to such liens.
                 (x) Schedule 3.1(u) sets forth the age, contents or former contents of any storage tanks that are, to the best knowledge of Seller and Seller Sub, located on or at any Business Sites. Except as set forth in
Schedule 3.1(u) and except for any tanks abandoned by Persons unrelated to Seller or Seller Sub, the existence of which Seller and Seller Sub, to the best of their knowledge, are unaware, neither Seller nor Seller Sub has leased, owned, used or operated, or presently leases, owns, uses or operates, any underground storage tanks as defined under any Environmental Law. Except as set forth in Schedule 3.1(u), all Seller's or Seller Sub's tanks and pipes appurtenant thereto are, to the best knowledge of Seller and Seller Sub, currently and have been in the past in good condition and do not leak.
                 (xi) To the best knowledge of Seller and Seller Sub, there has been no treatment, storage, disposal, handling or Release of any Hazardous Substance on any property currently or formerly leased, owned, used or operated by Seller or Seller Sub that could reasonably be expected to lead to any liability that would have a Material Adverse Effect.
                (xii) Except as set forth in Schedule 3.1(u), to the best knowledge of Seller and Seller Sub, there are no polychlorinated biphenyls, asbestos or urea formaldehyde insulation on or at any Business Sites.
                (xiii) Seller and Seller Sub have made available to Purchaser true and complete copies of all assessments, audits, studies, correspondence, data and other information (including soil and groundwater data and other information) pertaining to the investigation or remediation of the facility and related property of the Business located in Olney, Illinois, including the portions thereof constituting Excluded Premises (the "Olney Site").
                (v) No Other Agreements To Sell the Assets. Except as set forth in Schedule 3.1(v), neither Seller nor Seller Sub nor any of their respective officers, directors, stockholders, subsidiaries or other affiliates has any commitment or legal obligation, absolute or contingent, to any Person other than Purchaser to sell, assign, transfer or effect a sale of any of the Acquired Assets, other than Inventory in the ordinary course, to sell or effect a sale of the capital stock of Seller or Seller Sub, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller or Seller Sub or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.

                 (w) Material Misstatements or Omissions. To the best of Seller's and Seller Sub's knowledge, no statements, representations or warranties by Seller or Seller Sub contained herein (including the Schedules hereto), or in any document, exhibit, statement, certificate, Schedule or other agreement heretofore or hereafter furnished to Purchaser pursuant hereto, or in connection with the transactions contemplated hereunder or thereunder, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated herein or therein or necessary in order to make the statements herein or therein not misleading. Seller and Seller Sub have endeavored to disclose all events, conditions and facts materially affecting the Acquired Assets and the Business.
                 (x) Product Liability. Except as disclosed in Schedule 3.1(x), there are no actions, suits, inquiries, proceedings or investigations by or before any Governmental Entity or, to the knowledge of Seller or Seller Sub, threatened, against or involving Seller or Seller Sub relating to any product alleged to have been manufactured or sold by Seller or Seller Sub in the Business and alleged to have been defective or improperly designed or manufactured.
                 (y)  Transactions with Affiliates.  Except as set forth in
Schedule 3.1(y), there are no Contracts or other arrangements (formal or informal, written or oral), directly or indirectly, between Seller or Seller Sub, on the one hand, and any other Persons controlling, under common control with or controlled by Seller or Seller Sub, on the other hand, relating to the Acquired Assets.

                 (z) Tax Matters. Except as otherwise provided in Schedule 3.1(z), (i) each of Seller and Seller Sub, and each consolidated, combined or affiliated group of which Seller or Seller Sub is or has been a member, has timely filed or caused to be filed, within the time and in the manner prescribed by applicable law and regulations, with the relevant Taxing Authorities (as defined below), all material returns required to be filed by or on behalf of it ("Returns"), and each such Return was true, complete and accurate in all material respects at the time of filing; (ii) all Taxes of Seller or Seller Sub, or for which Seller or Seller Sub could otherwise be held liable, or which relate to the Acquired Assets or the Business, or for which a Lien could otherwise be imposed after the Closing Date upon any Acquired Asset (except for Permitted Liens described in clause (ii) of the definition thereof) (all such Taxes, "Covered Taxes") have been duly and timely paid; (iii) no Returns with respect to Covered Taxes are under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by Seller or Seller Sub or any of their respective affiliates; (iv) each material deficiency resulting from any audit or examination relating to Covered Taxes by any Taxing Authority has been paid; and (v) no material issues were raised in writing by the relevant Taxing Authority during any audit or examination relating to Covered Taxes, and no issues which could reasonably be expected to have a material adverse effect during a Post-Closing Tax Period on the Business, including its financial condition, were raised in writing by the relevant Taxing Authority during any audit or examination for Covered Taxes. The term "Taxing Authority" shall mean any governmental or regulatory authority, body or instrumentality, domestic or foreign, exercising any Taxing authority or Tax regulatory authority.
                 (aa) State Takeover Statutes. No state takeover statute or substantially similar statute or regulation applies or purports to apply to this Agreement or any of the transactions contemplated hereby.
                 (bb) Voting and Waiver Requirements. No approval by or vote of the holders of any class or series of Seller's or Seller Sub's stock is required or otherwise necessary for this Agreement or any of the transactions contemplated hereby, and no waiver, consent or other agreement of the Noteholders, the trustees under the Indenture or the lenders or agents under the Credit Agreement is required or otherwise necessary for this Agreement or any of the transactions contemplated hereby, other than the Noteholder Waiver and the Credit Agreement Consent.
                 (cc) Board Approval; Opinion of Financial Advisor. The Board of Directors of Seller has (i) by not less than the affirmative vote of a majority of its members approved this Agreement and the transactions contemplated hereby, (ii) received the verbal opinion of SBC Capital Markets, Inc. ("SBC Capital") to the effect that, as of the date of this Agreement, the consideration to be received by Seller upon consummation of the transactions contemplated hereby is fair to Seller from a financial point of view (and Seller agrees to provide to Purchaser on or prior to the Closing, a written opinion from SBC Capital to the effect thereof) and (iii) determined in good faith that the Acquired Assets (as defined under this Agreement), together with the Acquired Assets (as defined in the Asset Purchase Agreement dated as of February 26, 1996, among Seller, Nelson/Weather-Rite, Inc., Actava World Trade Corporation and Purchaser), do not represent, for purposes of Section 801 of the Debenture Indenture, all or substantially all of the assets of Seller or Seller's assets substantially as an entirety . A true and complete copy of the opinion referred to in clause
(ii) above has been delivered to Purchaser.
                 (dd) Stockholder Agreement. Each of the Stockholders (as defined in Section 4.24) has agreed for the benefit of Seller and Seller Sub to enter into the Stockholder Agreement on the terms set forth in Section 4.24.
                 SECTION 3.2. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller and Seller Sub as follows:
                 (a) Organization, Standing and Power. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted.
                 (b) Authority. It has the corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser and do not and will not require the approval of the stockholders of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms. The execution and delivery of this Agreement by Purchaser does not, and the consummation by Purchaser of the transactions contemplated hereby will not, (i) violate any law, judgment, order, decree, statute, ordinance, rule or regulation applicable to it, any of its affiliates or any of its property, (ii) conflict with any provision of the certificate of incorporation or By-laws of Purchaser or (iii) require the consent, approval, order or authorization of, or the registration, declaration or filing with, any Governmental Entity or other Person, except for the filing of a premerger notification report by Purchaser under the HSR Act.

                                 ARTICLE IV

                                  Covenants

                 SECTION 4.1. Covenants of Seller and Seller Sub Relating to Conduct of Business. During the period from the date of this Agreement and continuing until the Closing, each of Seller and Seller Sub jointly and severally agrees (except as expressly provided in this Agreement or to the extent that Purchaser shall otherwise consent in writing) that:
                 (a) Ordinary Course. Seller and Seller Sub shall carry on the Business and operate the Acquired Assets in the ordinary course in substantially the same manner as presently conducted, maintain the records of the Business in substantially the same manner as presently maintained and use all reasonable efforts to preserve intact the present organization of the Business, keep available the services of the present officers and employees of the Business and preserve the goodwill and relationships of the Business with its customers, suppliers, distributors, creditors and lenders and with others having business or financial dealings with the Business. Without in any way limiting the foregoing, Seller and Seller Sub shall not, and shall not agree to, and will not permit their respective affiliates to, or to agree to, without the prior written consent of Purchaser:
                 (i) purchase or otherwise acquire assets that would constitute Acquired Assets from any Person in excess of an aggregate of $250,000 for all such purchases and other acquisitions, other than Inventory in the ordinary course of business;
                 (ii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber, any assets that would constitute Acquired Assets other than the sale of Inventory (which, for purposes of this clause (ii) only, shall be deemed to include Inventory sold to RLI) in the ordinary course of business and consistent with past practice;
                 (iii) amend or modify in any material respect or terminate or fail to renew any Contract set forth in Schedule 3.1(h)-1, 3.1(h)-2 or 3.1(n) or enter into any other Contract which, if in existence on the date hereof, would be required to be set forth in any such Schedule;
                 (iv) commit to make capital expenditures in excess of an aggregate of $250,000 for all such capital expenditures relating to the Business or the Acquired Assets, other than capital expenditures set forth on Schedule 4.1(a);

                 (v) (A) except as required by law, enter into, adopt or amend in any material respect or terminate any Benefit Plan or any other agreement, arrangement, plan or policy affecting employees; or (B) increase the compensation of any Transferred Employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement; or

                 (vi) agree, whether in writing or otherwise, to do any of the foregoing.

                      (b) Affirmative Covenants. Each of Seller and Seller Sub shall, and shall cause their respective affiliates to:

                      (i) (A) maintain the Acquired Assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted; (B) upon any damage, destruction or loss to any of the Acquired Assets, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of the Acquired Assets before such event or, if required, to such other (better) condition as may be required by applicable law; and
    (C) maintain its level and quality of Inventory and supplies, raw materials and spare parts in the ordinary course in a manner consistent with its practices in place as of the date of the Year-End Financial Statements;

                      (ii) use its best efforts to obtain, prior to the Closing Date, all Required Consents;

                     (iii) use its best efforts to obtain, as promptly as practicable following execution of this Agreement, the Noteholder Waiver (in connection with so obtaining the Noteholder Waiver,Seller shall (A) provide Purchaser and its counsel with drafts of the waiver solicitation statements and all related materials (including all amendments and supplements thereto) reasonably in advance of the distribution thereof to Noteholders, (B) shall give good faith consideration to any comments of Purchaser or its counsel on such drafts and (C) promptly provide Purchaser with a reasonable number of copies of the final versions of such waiver solicitation statements and related materials (including all amendments and supplements thereto));
                 (iv) use its best efforts to obtain, as promptly as practicable following execution of this Agreement, the Credit Agreement Consent; and
                 (v) use its best efforts to obtain, as promptly as practicable following execution of this Agreement, a letter or other document from the Illinois Environmental Protection Agency or any other Governmental Entity that is actively exercising control over remediation at or around the Olney Site (collectively, the "IEPA"), approving the nature and scope of the environmental investigation, remediation and monitoring that will be required by the IEPA at the Olney Site (the "IEPA Approval") either (1) as proposed in the letter from Environmental Science & Engineering, Inc. ("ES&E") to David Schaper, Esq. dated June 10, 1996 (the "ES&E Remediation Proposal"); (2) in a form substantially similar in scope and substance to the ES&E Remediation Proposal, except that the method of treatment for contaminated soil shall consist of excavation, thermal desorption and replacement rather than source isolation by installation of sheet piling;

        or (3) in a form reasonably acceptable in scope and substance to Purchaser, who, after consultation with Seller or Seller Sub, shall timely transmit its evaluation of any proposed investigation, remediation and monitoring to Seller or Seller Sub (collectively, the "Olney Remediation"), provided, that this covenant will not be deemed to have been satisfied if, notwithstanding the best efforts of Seller and Seller Sub, (A) IEPA rejects or otherwise affirmatively refuses to approve the Olney Remediation; (B) the IEPA Approval of the Olney Remediation (or any other form of investigation and remediation of the Olney Site) requires removal and off-site disposal of in excess of 10,000 cubic yards of soils and/or any other materials contaminated with Hazardous Substances; or (C) Seller or Seller Sub learns that the terms on which the IEPA Approval would likely be obtained would require removal and off-site disposal of in excess of 10,000 cubic yards of soils and/or any other materials contaminated with Hazardous Substances.

                 SECTION 4.2. Consultation. In connection with the continuing operation of the Business between the date of this Agreement and the Closing, Seller and Seller Sub shall use reasonable efforts to consult in good faith on a regular and frequent basis with the representatives for Purchaser to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Purchaser or such representatives. Seller and Seller Sub each acknowledge that any such consultation shall not constitute a waiver by Purchaser of any rights it may have under this Agreement, and that Purchaser shall have no liability or responsibility for any actions of Seller, Seller Sub or any of their respective officers or directors with respect to matters which are the subject of such consultations unless Purchaser expressly consents to such action in writing.
                 SECTION 4.3. Frustration. Neither Seller nor Seller Sub shall take any action that would or could reasonably be expected to result in any of the representations and warranties of Seller and Seller Sub set forth in this Agreement becoming untrue (including the accuracy of the Schedules) or in any of the conditions of the Closing set forth in Article V not being satisfied.
                 SECTION 4.4. Access to Information. Each of Seller and Seller Sub shall afford to Purchaser and its officers, directors, principals, attorneys, accountants, employees and other representatives reasonable access during normal business hours during the period prior to the Closing to all the properties, books, work papers of its accountants, Contracts, commitments, tax returns and records of the Business, and, during such period, shall furnish promptly to Purchaser or any such other Person any information or data concerning the Business as Purchaser or any such other Person may reasonably request. Such access afforded by Seller and Seller Sub shall be sufficient so that, among other things, Purchaser can obtain results from, monitoring wells on the Olney Site, and otherwise obtain, from Seller or Seller Sub, sampling data from existing or newly-installed monitoring wells, placed after consultation with Purchaser, and other pertinent data and review materials and site conditions with respect to the Olney Site, including for purposes of conducting a Phase II environmental baseline assessment in form and scope reasonably acceptable to Purchaser (the "Baseline Assessment"), taking into account the activities and obligations of Seller and Seller Sub with respect to the Olney Remediation, but in no event delaying completion of the Baseline Assessment. The Baseline Assessment shall be conducted at the expense of Purchaser. Purchaser acknowledges that any information being provided to it or its representatives by Seller or Seller Sub pursuant to this Agreement is subject to the terms of a confidentiality agreement between Purchaser and Seller dated May 3, 1995 (the "Confidentiality Agreement"), which terms are incorporated herein by reference and which terms shall remain in effect until the Closing Date (except to the extent such information relates to Other Seller Businesses, in which case such terms shall remain in effect following the Closing Date). In addition to the foregoing, each of Seller and Seller Sub shall keep Purchaser reasonably informed with respect to Seller's and Seller Sub's activities in connection with, and the progress of, the Project (as defined in Section 4.25). Each of Seller and Seller Sub shall provide Purchaser with copies of all summaries, reports, recommendations, correspondence and other documents ("Documents") with respect to the Project. Purchaser shall be permitted to review drafts of Seller's, Seller Sub's and ES&E's Documents to be submitted to IEPA reasonably in advance of the date such Documents are to be so submitted and shall receive timely and complete summaries from Seller and Seller Sub of all meetings and telephone conferences between Seller and Seller Sub and IEPA, and ES&E and IEPA, together with all records and minutes of such meetings and copies of all correspondence between Seller and Seller Sub and IEPA, and ES&E and IEPA; provided that copies of all such summaries, records and minutes (i) prepared by Seller and Seller Sub, shall be provided to IEPA concurrently with the provision of such summaries, records and minutes to Purchaser and (ii) prepared by IEPA, shall be provided to Seller and Seller Sub concurrently with the provision of such summaries, records and minutes to Purchaser. Purchaser shall also be permitted to, and Seller and Seller Sub shall cooperate in any of Purchaser's efforts to, discuss with ES&E any meetings or conferences with IEPA or any other matters related to the Project. Notwithstanding the foregoing, the form and substance of the Documents to be submitted to IEPA are solely within Seller's and Seller Sub's discretion. Purchaser may engage and utilize its own environmental consultant, at Purchaser's expense, who shall be entitled to exercise the foregoing rights of Purchaser.
                 SECTION 4.5. Legal Conditions to Closing. Each of Purchaser, Seller and Seller Sub will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it or any of its subsidiaries with respect to the Closing (including the prompt filing of the premerger notification report under the HSR Act and the furnishing of all information required under the HSR Act) and will promptly cooperate with and furnish information to each other and to other parties in connection with any such legal requirements. The filing fees under the HSR Act shall be borne by Purchaser. In addition, without limiting the foregoing, each of Seller (including its Board of Directors) and Seller Sub shall use its reasonable best efforts to (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated hereby, and (ii) if any such state takeover statute or similar statute or regulation becomes so applicable, take all action necessary to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.
                 SECTION 4.6.  Third-Party Consents; Trade Letters of Credit.
(a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Acquired Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereof, would constitute a breach or other contravention thereof, would be ineffective with respect to any party thereto or would in any way adversely affect the rights of Seller or Seller Sub or, upon transfer, Purchaser thereunder.
                 (b) In Section 4.1(b)(ii) each of Seller and Seller Sub has agreed that between the date hereof and the Closing Date it will use its best efforts to obtain the Required Consents. If (i)(A) any Required Consent identified as a "Material Required Consent" on Schedule 5.2(h) is not obtained prior to the Closing Date and (B) notwithstanding the provisions of Section 5.2(h), Purchaser elects to consummate the Closing or (ii) any other Required Consent is not obtained, Purchaser may, at its option, endeavor to obtain any such Material Required Consents or other Required Consents and Seller and Seller Sub shall be jointly and severally liable to Purchaser for all costs incurred by Purchaser in respect of any such Material Required Consents or other Required Consents it attempts to obtain. Seller, Seller Sub and Purchaser will cooperate in an arrangement reasonably satisfactory to Purchaser, Seller and Seller Sub under which Purchaser shall obtain the claims, rights and benefits and assume the corresponding obligations under any Contracts with respect to which the Required Consents have not been obtained in accordance with this Agreement, including subcontracting, sublicensing or subleasing to Purchaser and enforcement of any and all rights of Seller and Seller Sub against the other party thereto arising out of a breach or cancellation thereof by the other party. Seller or Seller Sub, as applicable, will promptly pay to Purchaser when received all money received under any Contract or any other Acquired Asset, or any claim, right or benefit arising thereunder, that has been assigned to Purchaser or which Seller or Seller Sub has made an arrangement to the satisfaction of Purchaser to provide pursuant to this Section 4.6.
                 (c) With respect to the Credit Agreement Consent, the Purchaser (i) acknowledges that, prior to the Majority Lenders providing such Consent, (A) the reimbursement obligations for the undrawn balances of any trade letters of credit of the Business outstanding pursuant to the Credit Agreement and to be included in Net Working Capital (as defined in Exhibit A) must be assumed or otherwise guaranteed by Purchaser or (B) such other arrangements must be made that are satisfactory to the Majority Lenders given their liability under such letters of credit; and (ii) agrees to so assume or otherwise guarantee, or effect such other arrangements with respect to, the reimbursement obligations for the undrawn balances of any trade letters of credit of the Business, whether outstanding pursuant to the Credit Agreement or otherwise; provided, that Seller and Seller Sub agree to cooperate with and facilitate any such assumption, guarantee or other arrangements.
                 SECTION 4.7. Offer of Employment; Employee Benefit Plans; Welfare Benefit Plans. (a) Continuation of Employment. Purchaser shall offer employment to such Employees actively at work on the Closing Date ("Active Employees") as Purchaser, in its sole discretion, shall elect. Purchaser may also offer employment to any Employee who is not actively at work on the Closing Date due to leave of absence, disability leave, military leave or layoff with recall rights ("Inactive Employees"). The period of such employment shall, in the case of Active Employees offered employment by Purchaser, begin on the Closing Date, and, in the case of Inactive Employees offered employment by Purchaser, on the date that they first become eligible for reemployment. For purposes of this Agreement, Active Employees who immediately following the Closing continue their employment with the Business and Inactive Employees (but only to the extent that they become reemployed by Purchaser following the Closing) shall be referred to herein collectively as "Transferred Employees". Nothing herein shall be construed as requiring Purchaser to continue any Transferred Employee in employment following the Closing.
                 (b) Accrued Vacation. Purchaser shall credit each Transferred Employee with the unused vacation days, holidays and any personal and sickness days accrued by such Transferred Employee as of the Closing Date under the applicable policy of Seller or Seller Sub.

                 (c)  Benefit Plans.
                 (i) Participation in Benefit Plans. Transferred Employees shall be given credit for all service with Seller and its subsidiaries credited as of the Closing Date under the applicable plans of Seller or its subsidiaries with respect to all employee benefit plans and arrangements of Purchaser or any of its subsidiaries in which such Transferred Employees become participants solely for purposes of eligibility and vesting (other than for purposes of any early retirement subsidy under Purchaser's pension plans), and not for purposes of benefit accrual, to the same extent as if such service had been rendered to Purchaser or any of its subsidiaries.
                 (ii) Vesting in Benefit Plans. Effective as of the Closing, Transferred Employees shall be fully vested by Seller and Seller Sub in their account balances or accrued benefits, as applicable, under each applicable Benefit Plan, subject, in the case of Transferred Employees who are covered by a collective bargaining agreement, to the consent of the applicable bargaining representative.
                (iii) Welfare Benefits. Seller and Seller Sub shall be responsible in accordance with their applicable welfare plans in effect prior to the Closing for all (1) medical and dental claims for expenses incurred on or prior to the Closing Date by Transferred Employees and other Employees, former employees and their dependents (including all claims arising from continuous hospitalization periods commencing prior to the Closing Date) and (2) life insurance claims for deaths occurring on or prior to the Closing Date, in each case including claims

                                                                            -65-
       which are filed after the Closing Date. For purposes hereof, a medical or dental claim shall be deemed incurred when the services that are the subject of the claim are performed, regardless of when the claim is filed. Reimbursement of employees and their dependents for medical and dental expenses associated with such claims (including claims submitted on behalf of disabled employees and their dependents) shall be determined in accordance with the terms of Seller's and Seller Sub's medical and dental programs as in effect immediately prior to the Closing Date. Purchaser shall be responsible for all medical and dental claims for expenses incurred after the Closing Date with respect to Transferred Employees. Purchaser shall cause to be waived any pre-existing condition limitation under its welfare plans that might otherwise apply to a Transferred Employee. Purchaser agrees to recognize (or cause to be recognized) the dollar amount of all expenses incurred by Transferred Employees during the 1996 calendar year for purposes of satisfying the 1996 calendar year deductibles and co-payments limitations under the relevant benefit plans of Purchaser and its subsidiaries. Each of Seller and Seller Sub agrees that it shall be responsible for workers compensation claims of (x) Transferred Employees to the extent the injury first arose, or the exposure to the element giving rise to an occupational disease, first occurred, on or prior to the Closing Date and (y) Employees who are not Transferred Employees. Each of Seller and Seller Sub agrees that it shall be responsible for providing appropriate severance and termination benefits under Seller's and Seller Sub's applicable plans and arrangements consistent with past practice, including providing COBRA coverage under its medical and dental plans for all its Employees (and their eligible dependents) who are not Transferred Employees.
                 (d) WARN Act. Seller and Seller Sub agree to provide any required notice under the WARN Act and any other applicable law and to otherwise comply with any such statute with respect to any "plant closing" or "mass layoff" (as defined in the WARN Act) or similar event affecting Employees and occurring on or prior to the Closing Date. Seller and Seller Sub shall indemnify and hold harmless Purchaser and its subsidiaries with respect to any liability under the WARN Act or other applicable law arising from the actions of Seller, Seller Sub or their respective affiliates on or prior to the Closing Date. Notwithstanding any other provision of this Agreement, Purchaser shall indemnify and hold harmless Seller and Seller Sub with respect to any liability under the WARN Act and any other applicable law governing "plant closings" or "mass layoffs" arising from Purchaser's failure to offer employment on the Closing Date to any Employee and for its failure to comply with the WARN Act and any other applicable law governing "plant closings" or "mass layoffs" with respect to events occurring after the Closing Date.
                 SECTION 4.8. Expenses and Fees; Property Relocation. (a) Whether or not the Closing takes place, except as provided in Sections 4.4 and
4.5 and in paragraphs (b) and (c) below, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

                 (b) Seller shall immediately pay, or cause to be paid, in same day funds to Purchaser the sum of (i) all of Purchaser's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby, up to an aggregate amount of $2,500,000 (the "Expenses") and (ii) $12,500,000 (the "Fee"), upon demand if (A) Purchaser terminates this Agreement in accordance with Section 6.1(a)(v) or (vii) or (B) Purchaser or Seller terminates this Agreement in accordance with Section 6.1(a)(vi); provided, that in the case of a termination pursuant to Section 6.1(a)(vi) or
(vii), the Fee and any Expenses in excess of $1,000,000 shall only become payable if (A) in the event no takeover proposals have been made prior to such termination, within six months from the date of such termination, a definitive agreement is executed providing for a Takeover Transaction (as defined below),
(B) in the event one or more takeover proposals have been made prior to such termination, within one year from the date of such termination, a definitive agreement is executed providing for a Takeover Transaction or (C) regardless of whether any takeover proposals have or have not been made prior to such termination, within two years from the date of such termination, a definitive agreement is executed providing for the sale or exchange of all or a significant amount of the Acquired Assets or a sale of all or substantially all of the capital stock of the entity owning the Acquired Assets. For purposes of this Agreement, "Takeover Transaction" shall mean any transaction that the inquiry, proposal or offer of which would have qualified as a takeover proposal. The amount of Expenses so payable shall be the amount set forth in an estimate delivered by Purchaser upon any such termination subject to upward or downward adjustment as provided in the next sentence. In the event that Purchaser's actual Expenses exceed such estimate, the amount of such excess shall be payable by Seller to Purchaser upon demand, and in the event that Purchaser's actual Expenses are less than such estimate, the amount of such overpayment shall be promptly refunded by Purchaser to Seller. Purchaser shall furnish Seller with such documents as Seller may reasonably request to substantiate the amount of any Expenses for which a claim for payment is made.
                 (c) Seller, Seller Sub and Purchaser shall cooperate in good faith to, as promptly as practicable following the Closing, physically separate and relocate any Personal Property and Inventory from Seller's facility in West Point, Mississippi (the "Westpoint Site") to the Olney Site and any similar assets of the Other Seller Businesses from the Olney Site to the Westpoint Site or certain other Seller facilities. All costs associated with such separation and relocation shall be borne by Seller and Seller Sub. Purchaser agrees to provide Seller or Seller Sub with the opportunity to, as promptly as practicable following the Closing, effect any relocation required under this
Section 4.8(c) prior to incurring any relocation costs which are reimbursable by Seller or Seller Sub hereunder; provided, that prior to effecting any such relocation, Seller or Seller Sub, as applicable, shall consult reasonably in advance with Purchaser and give reasonable consideration to Purchaser's comments and requests with respect thereto. In the event Purchaser shall incur costs or expenses in connection with such separation and relocation, Seller shall reimburse Purchaser for such costs and expenses promptly upon presentation by Purchaser of invoices or other appropriate documentation for such costs and expenses.

                 SECTION 4.9. Brokers or Finders. Each of Purchaser and Seller represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except, as to Seller and its affiliates, SBC Capital, whose fees and expenses (whether for the transactions contemplated by this Agreement or any other transactions) will be paid by Seller, and each of Purchaser and Seller respectively agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions, expenses or other payments asserted by any Person on the basis of any act or statement alleged to have been taken or made by such party or its affiliates.
                 SECTION 4.10. Insurance. Each of Seller and Seller Sub shall keep the current product liability insurance (both general and umbrella coverages) policies of the Business in effect through the Closing. No later than the Closing Date Seller and Seller Sub shall obtain a fully prepaid "tail coverage" insurance policy (the "Policy") for a term of five years beginning on the Closing Date for products of the Business sold or manufactured by or on behalf of Seller or Seller Sub on or prior to the Closing Date. The Policy shall be (i) for an amount not less than $1,000,000 per occurrence, with excess coverage for an amount not less than $14,000,000 per occurrence, aggregate coverage of $15,000,000 for the term of the Policy and a $200,000 self-insured retention, (ii) on other terms substantially similar to the terms of the current product liability insurance of the Business and (iii) with an insurance company reasonably acceptable to

Purchaser (the "Insurer"). Purchaser shall be included as an "additional insured" on the Policy for the term of the Policy. On the Closing Date Seller shall furnish Purchaser a binder containing a marked specimen of the Policy and a letter and certificate of insurance from the Insurer with respect to the Policy, such letter and certificate to be in form and substance reasonably satisfactory to Purchaser.
                 SECTION 4.11. Agreement Not To Compete; Confidentiality. For a period ending five years after the Closing Date, neither Seller nor Seller Sub nor any of their respective controlling or controlled affiliates (other than Metromedia International Group, Inc. ("Metromedia") and any directors of Seller who are not and who at any time within the preceding 12 months have not been employed by Seller or Seller Sub) shall, without the prior written consent of Purchaser, engage in a business which competes with the Business, directly or indirectly, as an owner, consultant, manager, associate, partner, agent, employee or otherwise, or by means of any corporate or other device within North America or any other location in the world (this geographic area is hereafter referred to as the "Territory"); nor shall Seller, Seller Sub or their respective controlling or controlled affiliates (other than Metromedia and any directors of Seller who are not and who at any time within the preceding 12 months have not been employed by Seller or Seller Sub), for such period and in the Territory (A) solicit orders, directly or indirectly, from any customer of Seller or Seller Sub, for any product substantially similar to those currently or at any time since the date that is five years prior to the date of this Agreement sold, manufactured or distributed by the Business or (B) engage in any product design relating to any such product, in each case as an owner, consultant, manager, associate, partner, agent, employee or otherwise, or by means of any corporate or other device; nor shall Seller, Seller Sub or their respective controlling or controlled affiliates (other than Metromedia and any directors of Seller who are not and who at any time within the preceding 12 months have not been employed by Seller or Seller Sub), for a period of three years after the Closing Date solicit for employment any employee of Seller or Seller Sub who continued employment with Purchaser after the Closing Date.
                 Each of Seller and Seller Sub covenants and agrees that neither it nor any of their respective controlling or controlled affiliates (including Metromedia and any directors of Seller who are not and who at any time within the preceding 12 months have not been employed by Seller or Seller
Sub) shall use for its own behalf or divulge to any other Person any confidential information or trade secrets of or relating to the Business; provided that Seller or Seller Sub may use for its own behalf (but may not divulge to any other Person) such confidential information or trade secrets in its fitness business. As used herein, confidential information shall consist of all information, knowledge or data relating to the Business (including all information relating to inventions, production methods, customer and prospective customer lists, prices and trade practices) which is not in the public domain or otherwise published or publicly available.
                 This Section 4.11 shall not be construed to prohibit the ownership by Seller, Seller Sub or any of their respective controlling or controlled affiliates of not more than 5% of the capital stock of any corporation having a class of securities registered pursuant to the Securities Act of 1933 or the common stock of Purchaser.
                 Each of Seller and Seller Sub acknowledges that the restrictions contained in this Section 4.11 are reasonable and necessary to protect the legitimate interests of Purchaser, do not cause Seller, Seller Sub or any of their respective controlling or controlled affiliates (including Metromedia and any directors of Seller who are not and who at any time within the preceding 12 months have not been employed by Seller or Seller Sub) undue hardship, and that any violations of any provision of this Section 4.11 will result in irreparable injury to Purchaser and that, therefore, Purchaser shall be entitled to preliminary and permanent injunctive relief in any court of competent jurisdiction and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Purchaser may be entitled.
                 SECTION 4.12. Bulk Transfer Laws. Purchaser hereby waives compliance by Seller and Seller Sub with the provisions of any so-called "bulk transfer law" of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser. Each of Seller and Seller Sub shall indemnify and hold harmless Purchaser against any and all liabilities that may be asserted by other Persons against Purchaser as a result of noncompliance with any such bulk transfer law.
                 SECTION 4.13. Additional Agreements. Each of Seller and Seller Sub will use its best efforts to facilitate and effect the implementation of the transfer of the Acquired Assets to Purchaser and, for such purpose but without limitation, each of Seller and Seller Sub promptly will at and after the Closing execute and deliver to Purchaser such assignments, deeds, bills of sale, consents and other instruments as Purchaser or its counsel may reasonably request as necessary or desirable for such purpose.
                 SECTION 4.14. Purchase Price Allocation. Seller, Seller Sub and Purchaser agree that they will report, to the extent required under Section 1060 of the Code, the temporary regulations thereunder and any other applicable laws and regulations, the allocation of consideration among the Acquired Assets consistent with an allocation statement (the "Allocation Statement") established by an appraiser selected by Purchaser and reasonably acceptable to Seller and provided by Purchaser to Seller and Seller Sub no later than March 31, 1997. Purchaser, Seller and Seller Sub shall refrain, and cause their affiliates to refrain, from taking any position inconsistent with such Allocation Statement before any relevant Taxing Authority, unless such Taxing Authority will not accept a return filed on that basis or unless otherwise required under applicable law after a final determination thereof.
                 SECTION 4.15. Supplies; Names Following Closing. (a) Purchaser shall not use stationery, purchase order forms or other similar paper goods or supplies ("Supplies") that describe, contain or otherwise indicate thereon the name "Roadmaster Industries, Inc." or "Roadmaster Corporation."
                 (b) Immediately following the Closing, each of Seller and Seller Sub shall, and shall cause each of its affiliates to, amend or terminate any certificate of assumed name or d/b/a filings so as to eliminate its right to use any name identified on Schedule 4.15(b), or any name which, in the judgment of Purchaser acting reasonably, is confusingly similar to any such names, and neither Seller nor Seller Sub shall thereafter, and each of Seller and Seller Sub shall cause its affiliates to not, use those names or other names acquired by Purchaser hereunder or names confusingly similar thereto; provided, that, notwithstanding anything to the contrary contained herein, Seller may use boxes or other packaging materials which bear a name identified on Schedule 4.15(b) for a period not to exceed 90 days following the Closing Date; provided, further, that following execution of this Agreement, Seller shall order and maintain only such amount of boxes or packaging materials referred to above as Seller reasonably believes is necessary for its use prior to the Closing Date. Seller Sub shall, and shall cause each of its affiliates to, also amend its certificate of incorporation and By-laws or other constitutional documents to change its name to a name not similar to any of the names identified on Schedule 4.15(b).
                 (c) As promptly as practicable (and in no event more than 60 days) following the Closing, Seller shall duly call, give notice of, convene and hold such meetings of its stockholders as are necessary to amend its certificate of incorporation and By-laws to change its name to a name not similar to any of the names identified on Schedule 4.15(b). Seller shall, through its Board of Directors, recommend to its stockholders approval of such amendment and shall take all lawful action to solicit such approval. Following the Closing, Seller shall not use any of the names identified on Schedule 4.15(b) for any purpose whatsoever, including product names, marketing, promotional materials and advertising; provided, that, notwithstanding the foregoing, Seller may use its legal name as of the date of this Agreement consistent with past practice (but not for commercial or operating purposes) until such time as the stockholders of Seller shall have approved the changing of such name as provided above; provided, further, that Seller shall use its best efforts to utilize any intended replacement for its legal name in conjunction with the use of its legal name and to clarify in any public filings, press releases or other public announcements made prior to or after the Closing that Seller will cease, or has ceased, on the Closing Date, sourcing, purchasing, manufacturing, marketing, selling and distributing products under the "Roadmaster" trademark and trade name.
                 SECTION 4.16. Enforcement of Confidentiality Rights. Each of Seller and Seller Sub shall take all necessary or appropriate action to enforce its rights and benefits under any confidentiality covenant or other agreement relating to the Acquired Assets or the Business.
                 SECTION 4.17. Post-Closing Financial and Other Information. After the Closing, upon reasonable written notice, Purchaser, Seller and Seller Sub shall furnish or cause to be furnished to each other and their respective accountants, counsel and other representatives access, during normal business hours, such information (including records pertinent to the Acquired Assets), assistance and personnel (including Transferred Employees) who have responsibilities for the financial reporting and other matters described below, in each case relating to the Acquired Assets as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any returns, reports or forms, the defense of any tax claim or assessment or the preparation by Seller, or the review by Purchaser, of the Closing Statement;

provided, that such access by one party shall not unreasonably interfere with the conduct of the business of the other party. Purchaser shall make available reasonably suitable office space for one employee of Seller at the Olney Site for a period not to exceed six months following the Closing Date for the sole purpose of assisting Seller with the foregoing matters.
                 SECTION 4.18. No Solicitation. (a) Neither Seller nor Seller Sub shall, nor shall any of them permit any of their respective controlled affiliates or investment bankers, attorneys or other advisors or representatives to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, any takeover proposal (as defined below) or (ii) participate in any discussion or negotiation regarding, or furnish to any Person any non-public information with respect to, or take any other action to facilitate any inquiry or the making of any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director, employee or agent of Seller or any of its subsidiaries or any investment banker, attorney or other advisor or representative of Seller or any of its subsidiaries, whether or not such Person is purporting to act on behalf of Seller or any of its subsidiaries or otherwise, shall be deemed to be a breach of this Section 4.18(a) by Seller. Each of Seller and Seller Sub agrees to take the necessary steps to promptly inform such Persons of the obligations set forth in this Section 4.18. For purposes of this Agreement, "takeover proposal" means any inquiry, proposal or offer from any Person relating to (A) any direct or indirect combination or purchase of (1) a significant amount of the assets of Seller or any of its subsidiaries or (2) voting or other equity or debt securities of or other equity or debt interests in Seller or any of its subsidiaries, upon the consummation of which such Person would beneficially own more than 20% of any class of such securities or interests or more than 20% of the aggregate of such equity or debt securities and interests of and in Seller or such subsidiary, (B) any tender or exchange offer by any Person who, assuming consummation of such offer, would beneficially own more than 20% of any class of voting or other equity or debt securities of or other equity or debt interests in Seller or any of its subsidiaries or more than 20% of the aggregate of such equity or debt securities and interests of and in Seller or such subsidiary, (C) any merger, consolidation, business combination, sale or other disposition of all or substantially all the assets, reorganization, recapitalization, reclassification, liquidation, dissolution, joint venture or similar transaction involving Seller or any of its subsidiaries other than the transactions contemplated by this Agreement or (D) any other transaction the consummation of which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or which would reasonably be expected to dilute materially the benefits to Purchaser of the transactions contemplated hereby. Without in any way limiting the foregoing, any inquiry, proposal or offer from any Person relating to the sale, assignment, license or other disposition of, or any significant encumbrance on, or any joint venture or similar transaction involving, any product, or interest therein or right associated therewith (including any trademark or other Intellectual Property right), included in the Business shall be deemed to be a "takeover proposal". Notwithstanding the foregoing, any inquiry, proposal or offer from any Person relating to either of the following shall not be considered a takeover proposal: (A) any direct or indirect combination or purchase of all or a portion of the voting or other equity securities of Seller beneficially owned as of the date of this Agreement by Metromedia or (B) any direct or indirect combination or purchase of all or a portion of the fitness division assets or the toy assets of Seller (other than any such assets constituting Acquired Assets); provided, that, in either such case, any such Person (1) does not otherwise own, beneficially or otherwise, voting or other equity or debt securities of or other equity or debt interests in Seller or any of its subsidiaries, (2) does not otherwise make any proposal that constitutes, or may reasonably be expected to lead to, any takeover proposal and (3) agrees, prior to consummation of such combination or purchase, in writing, with and for the benefit of Purchaser not to make any proposal that constitutes, or may be reasonably expected to lead to, any takeover proposal, such agreement not to terminate until the earlier of (x) two years from the date of such consummation and (y) the Closing.
                 (b) Neither the Board of Directors of Seller nor any committee thereof shall (i) withdraw or modify, or resolve or propose to withdraw or modify, the approval or recommendation by such Board of Directors or any such committee of this Agreement or any of the transactions contemplated hereby, (ii) approve or recommend, or resolve or propose to approve or recommend, any takeover proposal or (iii) cause or permit Seller or any of its subsidiaries to enter into any agreement with respect to any takeover proposal.

                 (c) Seller and Seller Sub shall immediately advise Purchaser orally and in writing of any request for information which may relate to a takeover proposal or of any takeover proposal, or any inquiry or proposal with respect to or which could lead to any takeover proposal, the material terms and conditions of such request, takeover proposal or inquiry, and the identity of the Person making any such request, takeover proposal or inquiry. Seller will keep Purchaser fully and timely informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.
                 (d) Nothing contained in this Section 4.18 shall prohibit Seller from taking and disclosing to its securityholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders, in each case in response to an unsolicited takeover proposal, if, in the good faith opinion of the Board of Directors of Seller, after consultation with outside legal counsel, failure to so disclose would constitute a violation of its duties under applicable law; provided, that Seller does not withdraw or modify, or resolve or propose to withdraw or modify, its approval or recommendation of this Agreement or any of the transactions contemplated hereby.
                 (e) Each of Seller and Seller Sub agrees to (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any takeover proposal and (ii) promptly request that each Person that has heretofore executed a confidentiality or similar agreement in connection with its consideration of any takeover proposal return all confidential information heretofore furnished to such Person by or on behalf of Seller, Seller Sub or any of their respective affiliates.
                 SECTION 4.19. Transfer of RLI Assets. On the Closing Date, Seller shall cause RLI to transfer to Purchaser or such subsidiary of Purchaser as Purchaser shall designate, (i) all its Inventory at a cost equal to the book value of such Inventory, (ii) all its sales orders or similar Contracts at no cost and (iii) all its assets of the type described in Sections 1.2(a)(x),
(xii) and (xiii) at no cost, in each case, used, intended to be used, held for use or useful in the Business and, in the case of clauses (ii) and (iii), relating to the Inventory referred to in clause (i).
                 SECTION 4.20. Lease. Each of Seller Sub and Purchaser agree to execute and deliver, on the Closing Date, the lease agreement in the form attached as Exhibit C hereto (the "Lease") pursuant to which Purchaser shall lease the Olney Site other than the portions thereof designated as Areas A, B and C, on which investigative or remediation activity is being conducted by Seller as described in its Annual Report on Form 10-K for the year ended December 31, 1995. As promptly as practicable following execution of this Agreement, Seller and Seller Sub shall effect a legal subdivision of the Olney Site so that, for purposes of the Lease, such portions of the Olney Site referred to in the preceding sentence can be segregated from the remainder of the Olney Site.
                 SECTION 4.21. Environmental Remediation and Escrow Agreement. Each of Seller, Seller Sub and Purchaser agree to execute and deliver, on the Closing Date, the

Environmental Remediation and Escrow Agreement (the "Escrow Agreement") and to use its best efforts to cause the Escrow Agent to do the same.
                 SECTION 4.22. License. Each of Seller, Seller Sub and Purchaser agree to execute and deliver, on the Closing Date, a license agreement (the "License"), in form and substance reasonably acceptable to Purchaser and Seller, providing for the grant on the Closing Date by Seller or Seller Sub, as the case may be, to Purchaser or any of its subsidiaries or sub-licensees of a world-wide exclusive, royalty-free and perpetual license to market, sell and distribute sleds and other snow-related products under the "Flexible Flyer" trademark and containing such other terms and provisions as are customary for an agreement of such type. Purchaser and Seller also agree that the License shall permit Purchaser or any of its subsidiaries to sell other products under the "Flexible Flyer" trademark and that Purchaser shall pay Seller a royalty customary for such usage.
                 SECTION 4.23. Guarantee. Seller hereby absolutely and unconditionally guarantees, as a primary obligor and not merely as a surety, to the fullest extent permitted by law, all obligations (financial and otherwise) of Seller Sub under the Lease. Seller also waives presentment to, demand of compliance from and protest to Seller Sub of any of Seller Sub's obligations under the Lease.
                 SECTION 4.24. Stockholder Agreement. (a) On or prior to the Closing, Purchaser and Seller shall enter into a stockholder agreement (the "Stockholder Agreement") with Metromedia, Mr. Henry Fong and Equitex, Inc., and their respective affiliates (collectively, the "Stockholders"), as stockholders of Seller, whereby each such Stockholder shall agree, among other things, in connection with the stockholder meeting contemplated by Section 4.15(c): (i) to vote their shares of common stock, par value $.01 per share, of Seller ("Seller Common Stock") in favor of the amendment to Seller's certificate of incorporation and By-laws contemplated by
Section 4.15(c), (ii) to grant Purchaser an irrevocable proxy to so vote such shares of Seller Common Stock in favor of such amendment and (iii) not to sell, transfer or otherwise dispose of, or grant any other proxy with respect to, such shares of Seller Common Stock unless the purchaser or transferee of such shares agrees, in writing, to be bound under the terms of the Stockholder Agreement as if named as a Stockholder thereunder. The Stockholder Agreement shall contain such other terms and provisions as are customary for an agreement of such type.
                 SECTION 4.25 Completion of the Project. Each of Seller and Seller Sub shall use its best efforts to undertake and fully complete the Project in a timely, cost efficient manner. Each of Seller's and Seller Sub's obligations with respect to the Project shall be ongoing, including, if necessary, further remediation following the completion of the Active Remediation Program (as defined below), and shall include periodic groundwater and other monitoring following the completion of the Active Remediation Program until receipt by Seller or Seller Sub of a so- called "clean site letter", no further action letter or the substantial equivalent thereof from IEPA or the relevant Governmental Entity. Each of Seller's and Seller Sub's activities in connection with the Project shall be in accordance with all Environmental Laws (including all rules, regulations, standards or substantive or procedural guidance provisions adopted, promulgated or issued from time to time by the IEPA or any other Governmental Entity). For purposes of this Agreement, "Project" shall mean Seller's and Seller Sub's undertaking and completion of a full investigation and remediation (including periodic groundwater and other monitoring following active remediation) of contamination of environmental media, including soils and groundwater, at any time (including following completion of the Active Remediation Program) arising from, related to, or discovered in connection with, Releases of Hazardous Substances occurring at, or conditions existing at, on, around or emanating from, the Olney Site on or prior to the Closing Date, including the Olney Remediation. For purposes of this Agreement, "Active Remediation Program" shall mean active remediation, including any trenching, excavation, soil removal, soil treatment (by thermal desorption or otherwise), leachate extraction and treatment and any groundwater extraction, treatment recharge, reinfiltration or other flushing system, such as the removal and system described in the ES&E Remediation Proposal. Each of Seller and Seller Sub shall indemnify Purchaser for matters related to the Project or the Escrow Agreement in accordance with the terms of Article VII hereof. Such indemnification shall survive the expiration or termination of the Escrow Agreement.
                 SECTION 4.26 Access to Leasehold Portion. Purchaser shall provide Seller and Seller Sub, during normal business hours and upon prior request, reasonable access to the portion of the Olney Site leased to Purchaser by Seller Sub (the "Leasehold Portion") for purposes of undertaking and completing the Project. Seller and Seller Sub shall not interfere with the business of Purchaser on the Leasehold Portion while Seller and Seller Sub undertake and complete the Project. Purchaser shall cooperate reasonably with Seller and Seller Sub to allow them to conduct any portion of the Project on the Leasehold Portion. If disturbance of the Leasehold Portion is necessary to undertake or complete the Project, Seller and Seller Sub, at their own expense, shall promptly restore the Leasehold Portion to the condition that existed immediately prior to such disturbance.
                 SECTION 4.27 Settlement. With respect to the lawsuit listed as item 1 to Schedule 3.1(e) or any related lawsuit or other action, Seller and Seller Sub shall not, without the prior written consent of Purchaser, such consent not to be unreasonably withheld or delayed, enter into any settlement, compromise or discharge thereof which (i) commits Purchaser to take, or forbear to take, any action or compromises the ability of Purchaser to take any action in the future, (ii) requires Purchaser to make any payments with respect thereto or (iii) would be reasonably likely to adversely affect the business or reputation of Purchaser or the Business. Seller and Seller Sub shall (a) notify Purchaser of, and allow Purchaser and its counsel to participate in, any negotiations, discussions or proceedings relating to such lawsuit and (b) distribute to Purchaser copies of all pleadings and answers with respect thereto relating to such lawsuit.
                 SECTION 4.28 Use Of Proceeds. Seller and Seller Sub shall not dividend or otherwise distribute to stockholders of Seller any proceeds from the payment of the Purchase Price.

                                  ARTICLE V

                            Conditions Precedent

                 SECTION 5.1. Conditions to Each Party's Obligation. The obligation of Purchaser to purchase the Acquired Assets, and the obligation of Seller and Seller Sub to sell, assign, transfer, convey and deliver the Acquired Assets to Purchaser, shall be subject to the satisfaction prior to the Closing of the following conditions:
                 (a) Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been obtained or filed or shall have occurred.
                 (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect.
                 (c) Other Approvals. Each of the Noteholder Waiver and the Credit Agreement Consent shall have been obtained.
                 (d) Lease; Escrow Agreement; License. Each of Seller, Seller Sub and Purchaser shall have duly executed and delivered the Lease, the Escrow Agreement and the License to the extent named as a party thereto; the Escrow Agent shall have duly executed and delivered the Escrow Agreement; each of the Lease, the Escrow Agreement and the License shall be in full force and effect; and each party thereto shall have complied with all obligations required of it thereunder as of the Closing Date.
                 SECTION 5.2. Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase the Acquired Assets is subject to the satisfaction at and as of the Closing of each of the following conditions:
                 (a) Representations and Warranties. The representations and warranties of Seller and Seller Sub set forth in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and Purchaser shall have received a certificate to such effect signed by the chief executive officer and the chief financial officer of Seller.
                 (b)  Performance of Obligations of Seller and Seller Sub.
Each of Seller and Seller Sub shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and Purchaser shall have received a certificate signed by the chief executive officer and the chief financial officer of Seller to such effect.
                 (c) Opinion of Seller's Counsel. Purchaser shall have received an opinion dated the Closing Date of Smith, Gambrell & Russell, counsel to Seller (which counsel Purchaser understands is licensed to practice law only in the State of Georgia), in the form attached hereto as Exhibit D.
                 (d) Bills of Sale; Warranty Deeds; Assignments of Leases. Each of Seller and Seller Sub, as applicable, shall have delivered to Purchaser bills of sale conveying the personal property included in the Acquired Assets (as well as bills of sale conveying the assets of RLI identified in Section 4.19), warranty deeds for the real property included in the Acquired Assets and assignments of Leases, in each case in form and substance reasonably satisfactory to Purchaser and its counsel.
                 (e) Lien Searches. Each of Seller and Seller Sub shall have furnished to Purchaser (i) such UCC and other Lien searches and (ii) such duly executed UCC-3 Termination or Partial Release Statements and other releases, in each case as Purchaser or its counsel shall reasonably request for the Acquired Assets.
                 (f) Other Documents. Each of Seller and Seller Sub shall have furnished to Purchaser such other documents relating to Seller's or Seller Sub's corporate existence and authority (including copies of resolutions of the respective board of directors or other governing body of Seller and Seller
Sub), absence of Liens and such other matters as Purchaser or its counsel may reasonably request, including such Owner's Affidavits and Non Imputation Affidavits as may be required by Purchaser's title company to enable it to issue to Purchaser, with respect to each Owned Property and Lease of Leased Property, an ALTA 1992 Form of

Owner's/Leasehold title insurance insuring Purchaser's title with the so-called printed standard exceptions deleted and Non Imputation Endorsement provided.
                 (g) No Material Change. No change (nor any condition, event or development involving a prospective change) on or after date of the Year-End Financial Statements shall have occurred which, individually or in the aggregate, would have, or would be reasonably likely to have, a Material Adverse Effect. The term "Material Adverse Effect" shall mean a materially adverse change in, or materially adverse effect on, the operations, affairs, business, financial condition, results of operations, assets or liabilities of the Business.
                 (h) Material Required Consents. All Material Required Consents shall have been obtained in written instruments reasonably satisfactory to Purchaser and its counsel.
                 (i) Insurance Policy. Seller and Seller Sub shall have complied with all its obligations set forth in Section 4.10 with respect to the Policy.
                 (j) No Litigation. There shall be no suit, action or other proceeding pending before any Governmental Entity in which it is sought to restrain, prohibit, invalidate or set aside in whole or in part the consummation of the transactions contemplated by this Agreement or to obtain substantial damages in connection therewith.
                 (k) Acceptance by Purchaser's Counsel. The form and substance of all legal matters contemplated hereby and all documents delivered hereunder shall be reasonably acceptable to counsel to Purchaser.

                 (l) Stockholder Agreement. Each of Seller, Seller Sub, Purchaser and the Stockholders shall have duly executed and delivered the Stockholder Agreement; the Stockholder Agreement shall be in full force and effect; and each party thereto shall have complied with all obligations required of it thereunder as of the Closing Date.
                 SECTION 5.3. Conditions to Obligation of Seller and Seller Sub. The obligation of Seller and Seller Sub to sell, assign, transfer, convey and deliver the Acquired Assets is subject to the satisfaction at and as of the Closing of each of the following conditions:
                 (a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct on and as of such earlier date), and Seller shall have received a certificate to such effect signed by an officer of Purchaser.
                 (b) Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing and Seller shall have received a certificate signed by an officer of Purchaser to such effect.
                 (c) Opinion of Purchaser's Counsel. Seller shall have received an opinion dated the Closing Date of the General Counsel of Purchaser, in the form attached hereto as Exhibit E.

                 (d) Acceptance by Seller's Counsel. The form and substance of all legal matters contemplated herein and of all papers delivered hereunder shall be reasonably acceptable to counsel to Seller.

                                 ARTICLE VI

                      Termination, Amendment and Waiver

                 SECTION 6.1. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
                 (i) by mutual written consent of Seller, Seller Sub and Purchaser;
                (ii) by Seller or Seller Sub if any of the conditions set forth in Section 5.1 or 5.3 (other than Section 5.1(c), as to which clause (vi) of this Section 6.1 shall apply) shall have become incapable of fulfillment, and shall not have been waived by Seller;
                (iii) by Purchaser if any of the conditions set forth in
         Section 5.1 or 5.2 (other than Section 5.1(c), as to which clause
                (vi) of this Section 6.1 shall apply, and other than Section 5.2(b) to the extent otherwise set forth in clause (vii)) shall have become incapable of fulfillment, and shall not have been waived by Purchaser;
                (iv) by Seller or Purchaser, if the Closing does not occur on or prior to November 30, 1996, provided, that, if the Closing shall not have occurred because the waiting period under the HSR Act shall not have expired or been terminated or because Material Required Consents shall not have been obtained, either party may extend such date to up to December 31, 1996;
                 (v) by Purchaser if, pursuant to Section 4.18(d), the Board of Directors of Seller or any committee thereof approves or recommends a takeover proposal or resolves or proposes to do so;
                 (vi) by Purchaser or Seller if either the Noteholder Waiver or the Credit Agreement Consent shall not have been obtained by October 15, 1996 or;
                 (vii) by Purchaser if (1) by September 15, 1996, the IEPA Approval shall not have been obtained on the terms required by Section 4.1(b)(v) and Seller and Seller Sub shall have failed to use their best efforts to so obtain the IEPA Approval on such terms, (2) any of the events described in the proviso to Section 4.1(b) (v) shall have occurred, notwithstanding the best efforts of Seller and Seller Sub, or (3) the Baseline Assessment shall not have been completed by August 15, 1996, because Seller and Seller Sub shall not have complied with their obligations set forth in Section 4.4; provided, however, that the party seeking termination pursuant to clause (ii), (iii) or
         (iv) is not in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
                 (b) In the event of termination by Seller or Seller Sub, on the one hand, or Purchaser, on the other hand, pursuant to this Section 6.1, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:
                 (i) Purchaser shall return all documents and other material received from Seller or Seller Sub relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and
                 (ii) all confidential information received by Purchaser with respect to the businesses of Seller or Seller Sub shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.
                 (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 6.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 4.4 relating to the obligation of Purchaser to keep confidential certain information and data obtained by it from Seller or Seller Sub, (ii) Section 4.8 relating to certain expenses and fees, (iii)
Section 4.9 relating to finder's fees and broker's fees, (iv) this Section 6.1 and (v) Section 9.8 relating to publicity. Nothing in this Section 6.1 shall be deemed in any way to (1) limit or affect the remedies and rights (including the right to compel specific performance) a party shall have if another party breaches any of the terms or provisions of this Agreement, including the no solicitation provisions set forth in Section 4.18, or (2) release any party from any liability for any such breach. This Section 6.1 and Section 4.8, therefore, shall not be deemed to set forth liquidated or other damages in the event of such a breach and the provisions hereof and thereof shall be in addition to any remedies for such breach.
                 SECTION 6.2. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing signed by Purchaser, on the one hand, or Seller and Seller Sub, on the other hand, a party may waive compliance by the other party with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

                                 ARTICLE VII

                               Indemnification

                 SECTION 7.1.  Indemnification by Seller and Seller Sub.
Seller and Seller Sub hereby jointly and severally agree to indemnify Purchaser and its affiliates and their respective officers, directors, employees, agents and representatives against, and agree to hold them harmless from, any loss, liability, claim, damage, demand, action or cause of action, assessment, judgment, award, fine, penalty, sanction, charge, amount paid in settlement, cost or expense (including reasonable legal fees and expenses), as incurred (payable promptly upon written request, with interest from the date which is 30 days from the date of such request to the date of actual payment, at the Applicable Rate) ("Losses"), based on, arising out of, or resulting from: (i) any breach on the part of Seller or Seller Sub of any representation or warranty contained in this Agreement or any document, exhibit, statement, certificate or

Schedule delivered in connection herewith; (ii) any breach of any covenant or agreement of Seller or Seller Sub contained in this Agreement or any document, exhibit, statement, certificate or Schedule delivered in connection herewith;
(iii) any Excluded Liability; (iv) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable; (v) any claims made by any Employee, former employee or labor organization representing Employees or former employees (A) for severance or other separation benefits,
(B) based on, arising out of, or resulting from, breach of contract or (C) based on, arising out of, or resulting from, the employment or the failure to offer employment to, the failure to promote, or the termination of employment of (including any claims under the WARN Act, ADEA, EEOA or any other applicable law), any such Employee or former employee or based on, arising out of, or resulting from, acts, omissions, facts, circumstances, events or conditions occurring or existing on or prior to the Closing Date, including any severance claims based upon the consummation of the transactions contemplated hereby; or
(vi) any fees, commissions, expenses or other payments incurred or owed by Seller or Seller Sub to any agents, brokers, investment bankers or comparable other firms or Persons retained or employed by it in connection with the transactions contemplated by this Agreement; provided, however, that Seller and Seller Sub shall not have any liability under clause (i) of this Section 7.1 unless the aggregate of all Losses relating thereto for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $1,325,000 (it being understood that in such event, Seller's and Seller Sub's liability under such clause (i) shall include liability for such $1,325,000 of Losses); provided, further, however, that in connection with (A) any breach of the representations and warranties set forth in Section 3.1(f), 3.1(g), 3.1(o)(ii), 3.1(q), 3.1(v), 3.1(aa), 3.1(bb) or 3.1(cc); (B) any Losses which, in addition to arising under clause (i), are also covered by any one or more of clauses (ii), (iii), (iv),
(v) and (vi) above; or (C) any Losses arising from the fraud or willful misconduct of Seller, Seller Sub or any of their respective affiliates, the liability of Seller under this Section 7.1 shall be without regard or subject to the dollar threshold specified in the foregoing proviso. In determining whether any representation or warranty has been breached for purposes of clause
(i) above, any reference to or qualification by materiality in any such representation or warranty shall be deemed to be deleted. Except for clause
(i) of this Section 7.1 with respect to breaches of Section 3.1(u) (Environmental Matters), this Section 7.1 shall not apply to Seller's indemnification for environmental matters, which is the subject of Section 7.2; provided, however, that Seller shall not be entitled to make a claim for any breach of Section 3.1(u) for any matter that is included in the scope of the Project.
                 SECTION 7.2. Environmental Indemnification by Seller and Seller Sub. (a) Seller and Seller Sub hereby jointly and severally agree to indemnify Purchaser and its affiliates and their respective officers, directors, employees, agents and representatives against, and agree to hold them harmless, from any Losses based on, arising out of, or resulting from:
(i) any breach of any covenant or agreement of Seller or Seller Sub contained in this Agreement or any document, exhibit, statement, certificate or Schedule delivered in connection herewith and relating to environmental matters; (ii) any breach of any representation, warranty, covenant or agreement of Seller or Seller Sub contained in the Escrow Agreement or any document, exhibit, statement, certificate or schedule delivered in connection therewith; or (iii) (1) any Environmental Laws, Environmental Permits or Hazardous Substances, including violations of Environmental Laws, and (2) acts, omissions, facts, circumstances, events or conditions occurring or existing in or on the Business or the Acquired Assets, in each such case on or prior to the Closing Date, including any such Losses based on, arising out of, or resulting from, the Olney Site, the Project, any investigation, clean-up, remedial, removal or corrective action, any governmental oversight, any personal injury or property damage or any off-site disposal of Hazardous Substances. The foregoing environmental indemnity shall be freely assignable by Purchaser; provided that Purchaser's assignee agrees to perform all the obligations of Purchaser under this Agreement and the Escrow Agreement.
                 (b) With respect to notices provided to Seller or Seller Sub under this Article VII of claims covered pursuant to paragraph (a) above (each, an "Indemnified Environmental Matter"), and subject to any other applicable procedures hereunder, such notice shall summarize in reasonable detail the nature of the indemnified matter, including the contractual provision, laws or regulations involved or under which liability arises; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent Seller or Seller Sub shall have been actually prejudiced as a result of such failure.
                 (c) In the event that Purchaser notifies Seller or Seller Sub of any Indemnified Environmental Matter that may be subject to an indemnification obligation under this

Section 7.2, Seller or Seller Sub shall, within 14 days from the date of receipt of such notice, advise Purchaser in writing whether it intends to acknowledge and assume the related indemnification obligation. Seller's or Seller Sub's refusal to acknowledge and assume any such obligation shall not alter or affect in any manner Purchaser's rights and remedies under this Agreement. During such 14-day period, Purchaser shall take no action nor incur any expense with respect to the related Indemnified Environmental Matter, except to the extent that such action or expense is (i) legally required or
(ii) reasonably necessary, in Purchaser's judgment, under the circumstances to minimize potential harm from the act, omission, fact, circumstance, event or condition giving rise to such Indemnified Environmental Matter. In no event shall Purchaser's refusal to act or incur expense during such 14-day period be a basis for Seller or Seller Sub to deny, in whole or in part, an Indemnified Environmental Matter. In the event Seller or Seller Sub fails to timely acknowledge and assume any indemnification obligation pursuant to, and as required by, this Section 7.2, Seller and Seller Sub shall have no rights under
Section 7.2(d) and Purchaser may take any and all reasonable action and incur any reasonable expense with respect to the related Indemnified Environmental Matter.
                 (d) Subject to the provisions of this Agreement and the Escrow Agreement, as of the date on which Seller or Seller Sub acknowledges and assumes, pursuant to Section 7.2(c), an indemnification obligation for an Indemnified Environmental Matter, Seller and Seller Sub shall have the right and obligation to actively and in good faith control, manage and direct all negotiations, proceedings and other activities regarding the satisfaction or discharge of the related Indemnified Environmental Matter, provided, that Seller or Seller Sub, as appropriate, shall consult reasonably in advance with Purchaser and give reasonable consideration to Purchaser's requests and other input with respect to: (i) the scope and type of any investigatory, remedial or other action to be taken or implemented in connection with any Indemnified Environmental Claim (each, an "Environmental Action"); (ii) the selection of consultants, contractors and other third parties with respect to any Environmental Action; and (iii) the form and substance of any plan or report to be transmitted to any Governmental Entity with respect to any Environmental Action (it being understood that if, following such consultation and consideration, there is any disagreement between the parties as to the matters set forth in the foregoing clauses (i) and (ii), Seller or Seller Sub shall, notwithstanding Purchaser's requests, be permitted to take such action as Seller or Seller Sub, in its reasonable discretion, deems appropriate), and provided, further, that, subject to the provisions of this Agreement and the Escrow Agreement, Seller and Seller Sub shall provide to Purchaser timely and complete summaries of any negotiations or proceedings with any Governmental Entity with respect to any Environmental Action, together with all records and minutes of such negotiations or proceedings and copies of all correspondence between Seller and Seller Sub and such Governmental Entity with respect to such Environmental Action; provided that copies of all such summaries, records and minutes (i) prepared by Seller and Seller Sub, shall be provided to such Governmental Entity concurrently with the provision of such summaries, records and minutes to Purchaser and (ii) prepared by such Governmental Entity, shall be provided to Seller and Seller Sub concurrently with the provision of such summaries, records and minutes to Purchaser. Purchaser shall also be permitted to, and Seller and Seller Sub shall cooperate in any of Purchaser's efforts to, discuss with Seller's environmental consultant any meeting or conferences with such Governmental Entity relating to such Environmental Action. Purchaser shall provide Seller and Seller Sub, during normal business hours and upon prior request, reasonable access, at Seller's and Seller Sub's sole risk, to any real or personal property in connection with any Indemnified Environmental Matter. Seller and Seller Sub shall retain, and upon Purchaser's request, provide to Purchaser and its representatives, any records and information reasonably related to any Indemnified Environmental Matter and provide to Purchaser upon request explanations of any such records or information.
                 SECTION 7.3. Indemnification by Purchaser. Purchaser hereby agrees to indemnify Seller, Seller Sub, their respective affiliates and their respective officers, directors, employees, agents and representatives against, and agrees to hold them harmless from, any Loss, as incurred (payable promptly upon written request, with interest from the date which is 30 days from the date of such request to the date of actual payment, at the Applicable Rate), based on, arising out of, or resulting from: (i) any breach of any representation or warranty of Purchaser contained in this Agreement or any document, exhibit, statement, certificate or Schedule delivered in connection herewith; (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement or any document, exhibit, statement, certificate or Schedule delivered in connection herewith; or (iii) the Assumed Liabilities.

                 SECTION 7.4. Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under this Article VII shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the indemnified party arising from the incurrence or payment of any such loss, liability, claim, damage or expense. An indemnified party shall be deemed to have realized a net tax cost or a net tax benefit to the extent that, and at such time as, the amount of taxes payable by such indemnified party is increased above or reduced below, as the case may be, the amount of taxes that such indemnified party would have been required to pay but for receipt or accrual of the indemnity payment or the incurrence or payment of such loss.
                 SECTION 7.5. Termination of Indemnification. The obligations to indemnify and hold harmless any party (x) pursuant to Sections 7.1(i) and 7.3(i) shall terminate when the applicable representation or warranty terminates pursuant to Section 9.3; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice pursuant to
Section 7.6 or 7.7 hereof to the party to be providing the indemnification; and
(y) pursuant to Section 7.2 and the other clauses of Sections 7.1 and 7.3, shall not terminate; provided, further, however, that, if any item for which indemnification is available under Section 7.1(i) is also covered by Section
7.2 or any one or more of clauses (ii), (iii), (iv), (v) and (vi) of Section 7.1, then the fact that the indemnification obligations for such item under
Section 7.1(i) shall have terminated shall not limit or affect the indemnification under any one or more of such other clauses.
                 SECTION 7.6. Procedure. (a) In order for a Person (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the indemnified party (except for Indemnified Environmental Matters, as to which the procedures specified in Section 7.2 shall be applicable) (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim within 10 business days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days' time after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.
                 (b) If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third

Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend and which by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent, which shall not be unreasonably withheld.
                 Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief for other than money damages against the indemnified party.
                 SECTION 7.7. Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 7.1, 7.2 or 7.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not affect the indemnification provided hereunder, except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure. If the indemnifying party does not notify the indemnified party within 10 business days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 7.1, 7.2 or 7.3, then such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 7.1, 7.2 or 7.3 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation.

                                ARTICLE VIII

                                 Tax Matters

                 SECTION 8.1. Definitions. The term "Tax" or "Taxes" shall mean all Federal, state, local, foreign and other governmental taxes, assessments, duties, fees, levies or similar charges of any kind, including all sales, payroll, employment and other withholding taxes, and including all obligations under any tax sharing agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement or practice, and including all interest, penalties and additions imposed with respect to such amounts.
                 The term "Transfer Taxes" shall mean all transfer, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes and real property transfer gains Taxes) and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby.

                 The term "Post-Closing Tax Period" shall mean all taxable periods beginning after the Closing Date and the portion beginning on the day after the Closing Date of any taxable period that includes (but does not begin on) such day.
                 The term "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day.
                 SECTION 8.2. Taxable Periods. In the case of any taxable period that includes but does not end on the Closing Date (a "Straddle Period"):
                 (i) real, personal and intangible property Taxes relating or with respect to or arising out of the Acquired Assets ("Property Taxes") for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for such entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and
                 (ii) all Taxes (other than Property Taxes) relating or with respect to or arising out of the Acquired Assets for the Pre-Closing Tax Period shall be computed based on an actual closing of the books as if such taxable period ended as of the close of business on the Closing Date.
                 SECTION 8.3. FIRPTA. Seller shall deliver to the Purchaser at the Closing a duly executed certificate in the form specified in Treas. Reg.
Section 1.1445-2(b)(2)(iii).

                 SECTION 8.4. Transfer Taxes. All liability for Transfer Taxes shall be the responsibility of Seller and Seller Sub. Seller, Seller Sub and Purchaser shall cooperate in timely making and filing all filings, tax returns, resale certifications, reports and forms as may be required to comply with the provisions of any Transfer Tax laws.
                 SECTION 8.5. Preparation of W-2 Forms, Etc. Each of Seller, Seller Sub and Purchaser agrees that it will not apply the alternative procedure contained in Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753. Accordingly, Seller and Seller Sub acknowledge that they will be responsible for the furnishing of a Form W-2 to each employee of the Business who has been employed by them, such Form W-2 to disclose all wages and other compensation paid for the period ending on the Closing Date, and taxes withheld thereon. Purchaser acknowledges that it will be responsible for the furnishing of a Form W-2 to each Transferred Employee, such Form W-2 to disclose all wages and other compensation paid for the period beginning on the day following the Closing Date and ending on December 31, 1996, and taxes withheld thereon.

                                 ARTICLE IX

                             General Provisions

                 SECTION 9.1. Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be sent, delivered or mailed, addressed or telecopied:

                 (a) if to Purchaser, to

                          Brunswick Corporation
                          1 North Field Court
                          Lake Forest, Illinois 60045-4811
                          Attention of General Counsel

                          Facsimile:  (847) 735-4050; and

                 (b) if to Seller or Seller Sub, to
                          Roadmaster Industries, Inc.
                          250 Spring Street, N.W.
                          Atlanta, Georgia 30303
                          Attention of Jeff L. Hinton

                          Facsimile:  (404) 586-3319;

                          with copies to

                          David E. Schaper, Esq.
                          Roadmaster Corporation
                          Vice President and General Counsel
                          10275 West Higgins Road
                          Suite 540
                          Rosemont, Illinois 60018

                          Facsimile:  (708) 635-0487; and

                          David J. Harris, Esq.
                          Smith, Gambrell & Russell
                          1230 Peachtree Street, N.E.
                          Suite 3100
                          Atlanta, Georgia 30309

                          Facsimile:  (404) 815-3509.

Each such notice, request or other communication shall be given (i) by hand delivery, (ii) by nationally recognized courier service or (iii) by telecopy, receipt confirmed. Each such notice, request or communication shall be effective (A) if delivered by hand or by nationally recognized courier service, when delivered at the address specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such party) and (B) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.1 (or in accordance with the latest unrevoked direction from such party), and the confirmation is received from the party receiving such notice.
                 SECTION 9.2. Interpretation. When a reference is made in this Agreement to a Section, Schedule or Exhibit, such reference shall be to a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "included", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". All accounting terms not defined in this Agreement shall have the meanings determined by generally accepted accounting principles. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term, and references to a Person are also to its permitted successors and assigns. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Statements in this Agreement made to the "knowledge" of a party shall mean the knowledge that the executive officers of such party have, or should have after having made a good faith effort to ascertain the fact in question pursuant to an inquiry directed to the officers, directors, supervisors and advisors of such party as would be reasonably likely to have information relating to the fact in question.
                 SECTION 9.3. Survival of Representations. The representations and warranties in this Agreement (other than (A) the representations and warranties contained in Sections 3.1(f), 3.1(g), 3.1(o)(ii), 3.1(q), 3.1(u), 3.1(v), 3.1(aa), 3.1(bb) and 3.1(cc) and (B) the
representations and warranties relating to tax matters and employee benefits matters, including the representations and warranties set forth in Section 3.1(t)) and in any other document, exhibit, statement, certificate or Schedule delivered in connection herewith (on the date hereof or at the Closing) shall survive the Closing and shall terminate at the close of business on the second anniversary of the Closing Date. The representations and warranties relating to tax matters and employee benefits matters (including the representations and warranties set forth in Section 3.1(t)) shall terminate 60 days after the expiration of the applicable statute of limitations, to be tolled for any period during which Seller or Seller Sub shall have consented to the tolling of the applicable statute of limitations. The representations and warranties contained in Sections 3.1(f), 3.1(g), 3.1(o)(ii), 3.1(q), 3.1(v), 3.1(aa),
3.1(bb) and 3.1(cc) shall survive the Closing indefinitely. The representations and warranties contained in Section 3.1(u) shall survive the Closing and shall terminate at the close of business on the fifth anniversary of the Closing. All statements made by or on behalf of or any party herein or in the Schedules hereto, or in any other document, exhibit, statement or certificate delivered hereunder, shall be representations and warranties of the party on whose behalf it was made which was relied upon by the party to whom it was made regardless of any investigation made by or on behalf of the party to whom it was made, and shall not be affected in any respect by such investigation or by any knowledge or claimed knowledge of the party to whom it was made.
                 SECTION 9.4. Severability. If any provision of this Agreement (or any portion hereof), or the application thereof to any Person, place or circumstance, shall be held invalid, unenforceable or void by a court of competent jurisdiction, then such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons, places or circumstances.
                 SECTION 9.5. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by telecopy) to the other parties, it being understood that all parties need not sign the same counterpart.

                 SECTION 9.6. Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including the letter agreement relating to the sale contemplated hereby dated January 19, 1996, between Seller and Purchaser, and (ii) except as provided in
Article VII, are not intended to confer upon any Person other than the parties hereto and their successors and permitted assigns any rights or remedies hereunder.
                 SECTION 9.7. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed entirely in the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.
                 SECTION 9.8. Publicity. From the date of this Agreement through the Closing, neither Seller nor Seller Sub, on the one hand, nor Purchaser, on the other hand, shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld, except that any party may make any disclosure required to be made by it under applicable law (including Federal securities laws) if it determines in good faith that it is appropriate to do so and gives prior notice to the other party hereto, which notice shall include the contents of such press release or other public announcement.

                 SECTION 9.9. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, except as provided in Section 7.2 and except that Purchaser may assign any part of or all its rights and obligations to one or more corporations or other entities all or substantially all the capital stock or equity interests in which are owned by Purchaser or any affiliate of Purchaser, in which event all the rights and powers of Purchaser hereunder shall extend to and be enforceable by each such corporation or other entity; provided, however, that any such assignment shall not release Purchaser from its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
                 SECTION 9.10. Cumulative Remedies. All rights and remedies of any party to this Agreement, the Lease or the Escrow Agreement are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. Without limiting the foregoing, in no event shall Purchaser's rights and remedies for any of the matters identified in Section 7.2(a)(i), (ii) or (iii) be limited to the funds held by the Escrow Agent under the Escrow Agreement.
                 SECTION 9.11. Right of Setoff. If any amounts shall be due from Seller or Seller Sub to Purchaser following the Closing Date, including under Section 1.5, 1.6, 1.7, 7.1 or 7.2, Purchaser is hereby authorized, subject to the proviso set forth below, any time and from time to time to set off any amounts due from Purchaser to Seller Sub under the Lease against such amounts due from Seller or Seller Sub; provided, that, at least 10 days prior to exercising its right of setoff pursuant to this Section 9.11, Purchaser shall deliver written notice to Seller or Seller Sub specifying the basis and facts, in reasonable detail, on which such right is being exercised and the amount of any such setoff.
                 SECTION 9.12. Purchase Agreement Controls. The provisions of the Escrow Agreement and the Lease are subject to, and in no way intended to limit or modify, the provisions of this Agreement. To the extent that any provisions of the Escrow Agreement or the Lease are inconsistent, or in conflict, with the provisions of this Agreement, then the provisions of this Agreement shall take precedence.

                 IN WITNESS WHEREOF, Seller and Seller Sub and Purchaser have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                             ROADMASTER INDUSTRIES, INC.,

                                             by
                                                -----------------------------
                                                Name:
                                                Title:


                                             ROADMASTER CORPORATION,

                                             by
                                                -----------------------------
                                                Name:
                                                Title:


                                             BRUNSWICK CORPORATION,

                                             by
                                                ------------------------------
                                                Name:
                                                Title: